UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive proxy statement

☐	Definitive additional materials

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CECO ENVIRONMENTAL CORP.

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(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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April 29, 2022

Dear Stockholder:

We are pleased to invite you to attend CECO Environmental Corp.’s (“CECO” or the “Company”) Annual Meeting of Stockholders at 8:00 a.m. Central Time on Wednesday, June 8, 2022 to be held solely through virtual participation via webcast at www.virtualshareholdermeeting.com/CECE2022 (the “Annual Meeting”). We continue to embrace the latest technology to provide expanded access, improved communication, and cost savings. We believe hosting a virtual meeting enables increased stockholder attendance and participation from locations around the world. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Further information on attending, voting, and submitting questions at the Annual Meeting are included in the accompanying Notice of Annual Meeting and Proxy Statement.

Our Board successfully navigated opportunities and challenges of 2021

The past few years have presented unique challenges and opportunities to CECO and all our constituents. The COVID-19 pandemic remained a worldwide challenge and the Company continued to prioritize the health and safety of our employees as well as our global customers and partners while ensuring we had stable operations. New challenges emerged in 2021 such as supply chain shortages, higher-than-average inflation, and employee retention. The Board supported important management actions to reorganize the business structure, add more experience and diversity to the senior leadership ranks, and maintain investment in strategic growth. The Company grew bookings almost 30 percent and increased its backlog significantly.

Our Board is leading our focus on a new enterprise strategy and a commitment to ESG

CECO has a focused growth strategy to advance in Industrial Air, Industrial Water and Energy Transition. To maximize the Company’s leadership, the Board established an M&A Subcommittee to work closely with management and develop a robust pipeline of strategic transactions. Already in early 2022, through a joint venture, the Company announced and closed on one acquisition in the Industrial Water arena. Additionally, the Board has maintained a regular review of the progress toward publication of the Company’s inaugural Environmental, Social and Governance Report, which will be published in the first half of 2022.

Our Board is adding more expertise

We believe our directors bring a well-rounded variety of diversity, skills, qualifications, and experiences, and represent an effective mix of company knowledge and fresh perspectives. In November 2021, we announced the appointment of Richard F. Wallman to the CECO Board of Directors. Richard brings to the Company significant operational, financial, and board experience from a broad range of global businesses and industries.

Your vote is important to us, regardless of whether you plan to participate virtually during the Annual Meeting. We have included voting instructions within these materials and request that you vote as soon as possible.

On behalf of our entire Board of Directors, we thank you for your continued ownership and support of CECO Environmental Corp. and our mission to protect people, the environment and industrial equipment.

Sincerely,

Jason DeZwirek Chairman of the Board	Todd Gleason Chief Executive Officer

THESE PROXY SOLICITATION MATERIALS AND CECO ENVIRONMENTAL CORP.’S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2021, INCLUDING THE RELATED FINANCIAL STATEMENTS, WERE FIRST MADE AVAILABLE TO STOCKHOLDERS ON OR ABOUT APRIL 29, 2022.

2022 Proxy Statement •

CECO Environmental Corp.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, June 8, 2022

Time:	8:00 a.m., Central Time

Place:	www.virtualshareholdermeeting.com/CECE2022

Record Date:	Stockholders of record at the close of business on April 11, 2022, are entitled to vote at the annual meeting of stockholders or any adjournment or postponement of the meeting (the “Annual Meeting”).

Agenda:	The Company recommends that you vote as follows

Proposal 1: To elect seven directors for a one-year term.	FOR each director nominee.

Proposal 2: To approve, on an advisory basis, the compensation of our named executive officers.	FOR the approval, on an advisory basis, of the compensation of our named executive officers.

Proposal 3: To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2022.	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2022.

We will also transact such other business as may properly come before the Annual Meeting.

We are taking advantage of the Securities and Exchange Commission (“SEC”) rules allowing us to furnish proxy materials to stockholders on the internet. We believe that this method of delivery is more efficient and reduces the environmental impact of our Annual Meeting. Accordingly, we are mailing to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our proxy materials, and to vote online. The proxy materials consist of: (1) this Notice of 2022 Annual Meeting of Stockholders; (2) the Proxy Statement for the Annual Meeting (the “Proxy Statement”); and (3) the CECO Environmental Corp. 2021 Annual Report to Stockholders. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials in the Notice of Internet Availability of Proxy Materials or in the Proxy Statement.

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CECO Environmental Corp., a Delaware corporation (“we,” “us,” “our,” or the “Company”), of proxies to be voted at the Annual Meeting to be held via webcast at 8:00 a.m., Central Time, on June 8, 2022, or any postponement or adjournment thereof.

For more information about the Annual Meeting, please refer to the “Additional Information About the Annual Meeting” section on the first page of the proxy statement.

By Order of the Board of Directors

Jason DeZwirek
Chairman of the Board of Directors

April 29, 2022

2022 Proxy Statement •

2022 Proxy Statement •

Information About the Annual Meeting

Attendance and Participation

Our Annual Meeting will be conducted on the internet via webcast only. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to attend and participate as they would at an in-person meeting, and will be able to submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CECE2022. Stockholders who would like to attend and participate in the Annual Meeting will need the 16-digit control number included on their proxy card or voting instruction form. The Annual Meeting will begin promptly at 8:00 a.m. Central Time. We encourage you to access the Annual Meeting prior to the start time. Online access will begin at 7:45 a.m. Central Time.

The Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Stockholders should ensure that they have a strong internet connection if they intend to attend and/or participate in the Annual Meeting. Attendees should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

Questions and Information Accessibility

Stockholders may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/CECE2022, typing your question into the “Ask a Question” field, and clicking “Submit.”

Questions pertinent to the Annual Meeting will be answered during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on our Investor Relations website, https://investor.cecoenviro.com/, as soon as practicable after the Annual Meeting.

Additional information regarding the ability of stockholders to ask questions during the Annual Meeting, related rules of conduct and other materials for the Annual Meeting, including the list of our stockholders of record, will be available at www.virtualshareholdermeeting.com/CECE2022. In addition, the list of stockholders entitled to vote at the meeting will be available during the Annual Meeting for inspection by stockholders for any legally valid purpose related to the Annual Meeting at www.virtualshareholdermeeting.com/CECE2022 using your control number. Stockholders may view the list for such purposes 10 days prior to the meeting by contacting Investor.Relations@OneCECO.com.

Technical Difficulties

Information regarding matters addressing technical and logistical issues, including technical support during the Annual Meeting, will be available at www.virtualshareholdermeeting.com/CECE2022 starting at 7:45 a.m. Central Time on June 8, 2022, through the conclusion of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 8, 2022

This Proxy Statement and the CECO Environmental Corp. 2021 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, are available at https://investors.cecoenviro.com. The content on any website referred to in this Proxy Statement is not incorporated by reference into this Proxy Statement.

We will provide a copy of our proxy materials for the Annual Meeting to any stockholder without charge upon written request addressed to CECO Environmental Corp., to the attention of the Corporate Secretary, 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254 or by phone at (214) 357-6181. Any stockholder may also receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, without exhibits, upon written request to the address above.

2022 Proxy Statement • 1

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Board of Directors (“Board”) consists of nine directors, each serving a one-year term. Jonathan Pollack and Eric M. Goldberg will not stand for re-election at the Annual Meeting due to other professional commitments and demands on their time and each of their terms as a director will end at the Annual Meeting. Messrs. Pollack and Goldberg’s decision did not result from any disagreements with us on any matter relating to our operations, policies, or practices. Upon the recommendation of the Nominations and Governance Committee of the Board, our Board has proposed the re-election of each of the existing directors, except for Messrs. Pollack and Goldberg, to serve as directors until the next annual meeting or until their successors have been duly elected and qualified. If, for any reason, any nominee should become unable or unwilling to serve as a director, our Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named in the proxy card may exercise their discretion to vote your shares for the substitute nominee. The following table lists all of the director nominees.

Name	Director Since	Independent	Audit Committee	Compensation Committee	Nominations & Governance Committee

Jason DeZwirek Chairman of the Board	1994

Todd Gleason Chief Executive Officer	2020

David B. Liner	2017	X	X	X	Chair

Claudio A. Mannarino	2015	X	Chair		X

Munish Nanda	2018	X	X

Valerie Gentile Sachs	2016	X		Chair	X

Richard F. Wallman (1)	2021	X

(1)	Mr. Wallman was appointed to the Board on November 4, 2021.

Our Board believes that collectively our directors provide the diversity of experience and skills necessary for a well-functioning board. Our Board values highly the ability of individual directors to contribute to a constructive board environment and believes that our current directors perform in such a manner. Below is a description of each director’s background, professional experience, qualifications and skills.

2 • CECO Environmental

JASON DEZWIREK (51) Mr. DeZwirek has been our Chairman of the Board since May 2013. Previously, he served as Secretary of our Company from February 1998 until September 2013. In 1999, Mr. DeZwirek founded Kaboose Inc., a family focused online media company. Mr. DeZwirek served as the Chairman and CEO of Kaboose Inc. until its sale to Disney Online (a subsidiary of The Walt Disney Company) and Barclays Private Equity Limited in June 2009. Mr. DeZwirek also previously served as a director and corporate secretary of API Technologies Corp. (NASDAQ: ATNY), a prime contractor in electronics, highly engineered systems, secure communications and electronic components and sub-systems for the defense and aerospace industries, from November 2006 through January 2011. Mr. DeZwirek also is and has been involved in private investment activities.

With his experience at Kaboose Inc., Mr. DeZwirek brings broad executive expertise, including operations, technology, management, and strategy. Having served as a director of our Company for over 20 years, he also has a breadth of knowledge of the overall issues our Company faces.

TODD GLEASON (50) Mr. Gleason has served as a director and Chief Executive Officer since July 2020. Mr. Gleason most recently served, from April 2015 to July 2020, as President and Chief Executive Officer of Scientific Analytics Inc., a predictive analytic technologies and services company. Prior to that position, Mr. Gleason served from June 2007 to March 2015 in a number of senior officer and executive positions for Pentair plc, a water treatment company. During his tenure with Pentair, Mr. Gleason served as Senior Vice President and Corporate Officer from January 2013 to March 2015, President, Integration and Standardization from January 2010 to January 2013, and Vice President, Global Growth and Investor Relations from June 2007 to January 2010. Before joining Pentair, Mr. Gleason served as Vice President, Strategy and Investor Relations for American Standard Companies Inc. (later renamed to Trane Inc. prior to its acquisition by Ingersoll-Rand Company Limited), a global, diversified manufacturing company, and in a number of different roles (including as Chief Financial Officer, Honeywell Process Solutions) at Honeywell International Inc., a diversified technology and manufacturing company. Mr. Gleason’s qualifications to sit on the Board include his financial and business background, as well as his extensive executive and leadership experience.

2022 Proxy Statement • 3

DAVID B. LINER (66) Mr. Liner served as General Counsel, Corporate Secretary, and Chief Compliance Officer of Roper Technologies, Inc. (NYSE: ROP) from August 2005 until June 2016 and as a Vice President until his retirement in January 2018. Roper Technologies, a component of the S&P 500, designs and develops software and engineered products and solutions for healthcare, transportation, food, energy, water, education, and other niche markets worldwide. Mr. Liner helped execute Roper Technologies’ acquisition program, deploying over $5 billion in assets and acquiring over 40 businesses. Prior to joining Roper Technologies, Mr. Liner served as a corporate partner in the Detroit office of Dykema Gossett, a national law firm, where he headed the firm’s automotive industry practice and founded the firm’s China practice. He had previously been the Vice President, General Counsel, and Assistant Secretary of Metaldyne Corporation, formerly MascoTech, Inc. (NYSE: MSX), a manufacturer of products for the global transportation industry. Mr. Liner earned a bachelor’s degree from the University of Michigan and his Juris Doctor from Wayne State University Law School.

Mr. Liner brings extensive legal, transactional, and corporate governance expertise to our Board that will assist us as we continue to expand our business and create stockholder value. Having built and led a global corporate compliance and risk program as the General Counsel of a public company, he has developed expertise in areas of governance and compliance which will provide strong support and additional depth to our Board and to the committees on which he may serve. Mr. Liner also brings international experience to our Board, including past international board service.

CLAUDIO A. MANNARINO (51) Mr. Mannarino is the President of Sette CS Inc., a management consulting firm. From June 2014 to November 2015, he served as the Senior Vice President and Chief Financial Officer of API Technologies Corp. (NASDAQ: ATNY), a leading provider of RF/microwave, microelectronics, and security technologies for critical and high-reliability applications. He also served as API’s Senior Vice President, Finance from January 2010 to June 2014 and as its Chief Financial Officer and Vice President of Finance from November 2006 to January 2010. Prior to that, he served in various, senior-level management roles throughout API’s finance organization. Before joining API, Mr. Mannarino served as Controller for two divisions of Transcontinental, Inc., a Canadian publicly traded company on the Toronto Stock Exchange. Mr. Mannarino holds a Bachelor of Commerce degree from the University of Ottawa and attained his Certified Management Accountant certification in 1996.

Mr. Mannarino brings over 20 years of financial, strategic and merger and acquisition expertise to our Board, which will assist us as we expand our business.

4 • CECO Environmental

MUNISH NANDA (57) Mr. Nanda has served as the President, Americas & Europe of Watts Water Technologies, Inc. (NYSE: WTS), a global manufacturer of plumbing, heating, and water quality products since February 2016. He joined Watts Water in April 2015 as President, Americas. Mr. Nanda previously served as President of Control Technologies for ITT Corporation from April 2011 to March 2015 and as Group Vice President of ITT Corporation’s Fluid and Motion Control Group from April 2008 to April 2011. ITT Corporation is a diversified manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation, and industrial markets. Prior to joining ITT Corporation, Mr. Nanda held several operating leadership and general management positions with Thermo Fisher Scientific Corporation and Honeywell International Inc. Mr. Nanda graduated with a Bachelor of Engineering degree in Production Engineering with Honors from Regional Engineering College Tiruchy in India and earned an MBA from Northern Arizona University.

Mr. Nanda brings over 25 years of experience working in senior operational management roles for global industrial manufacturers, which will assist us as we continue to grow and streamline our business. Mr. Nanda also brings extensive experience in the fluid handling, energy, and niche manufacturing industries.

VALERIE GENTILE SACHS (66) Ms. Sachs served as the Vice President, General Counsel and Corporate Secretary of OM Group, Inc. (NYSE: OMG), a global developer and manufacturer of magnetic technologies, battery technologies, and engineered specialty chemicals, from September 2005 through the completion of its sale in November 2015 to Apollo Global Management. She had executive responsibility for OM Group’s world-wide Legal, Internal Audit, and Environment, Health & Safety operations. She also served on the boards of directors and acted as Managing Director of numerous U.S. and non-U.S. entities affiliated with OM Group. Prior to joining OM Group, Ms. Sachs served as Executive Vice President, General Counsel, and Secretary of Jo-Ann Stores, Inc. (NYSE: JAS), a US-based retailer. She had previously served as General Counsel of Marconi plc (LSE and NASDAQ: MONI), a London-based, global communications and information technology company. Ms. Sachs has been a trustee of a regional humane society and is active with a number of charitable organizations fighting hunger and meeting basic human needs. She earned her bachelor’s degree (B.L.S.—Chemistry) with honors from Bowling Green State University and her Juris Doctor from Case Western Reserve University School of Law, where she was a member of Law Review and a DeWitt Scholar.

Ms. Sachs brings a combination of legal expertise, extensive executive management and leadership experience to our Board. She has been an integral part of executive management teams that have effectively worked through strategic transitions, integrations and restructurings and is very familiar with international operating challenges and opportunities. As the General Counsel of three public companies, she has developed expertise in the areas of governance, compliance, and executive compensation, which will provide strong support and additional depth to our Board and to the committees on which she may serve.

2022 Proxy Statement • 5

RICHARD F. WALLMAN (71) Mr. Wallman was elected to our board in November 2021. From 1995 through his retirement in 2003, Mr. Wallman served as Senior Vice President and Chief Financial Officer of Honeywell International, Inc. a diversified technology company, and AlliedSignal, Inc., a diversified technology company (prior to its merger with Honeywell International Inc.). Mr. Wallman currently serves on the board of directors of Smile Direct Club (since 2019), Charles River Laboratories International, Inc. (since 2011) and Roper Technologies, Inc. (since 2007), all of which are publicly traded companies in the United States. Within the past five years, Mr. Wallman previously served on the board of directors of Convergys Corporation, Extended Stay America, Inc. and Wright Medical, Inc. all publicly traded companies in the United States and Boart Longyear, a publicly traded company in Australia. Mr. Wallman received a Bachelor of Engineering degree from Vanderbilt University and an MBA from The University of Chicago Booth School of Business.

Mr. Wallman brings more than 30 years of executive leadership and management experience across a broad range of global businesses and industries and has a deep understanding of the global challenges and opportunities we will continue to face as we grow our business.

In order to be elected, a nominee must receive a plurality of the votes cast at the meeting in person or by proxy.

6 • CECO Environmental

Our Board and Its Committees

Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominations and Governance Committee. Each of these committees operates under a written charter, which can be found on our website www.cecoenviro.com in the Investor Relations, Corporate Governance section.

Director Independence

All of our directors who served during 2021, other than Messrs. DeZwirek and Gleason, qualify as independent directors in accordance with the listing requirements of The NASDAQ Stock Market LLC (the “NASDAQ”). The NASDAQ independence definition includes a series of objective tests, including that the director is not an employee of our Company and has not engaged in various types of business dealings with us. In addition, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Committee

Members:	Claudio A. Mannarino, Chair
David B. Liner
Munish Nanda

The Audit Committee held five meetings in 2021.

Our Board has determined that Mr. Mannarino qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”), and that each of our Audit Committee members is independent under the applicable NASDAQ listing requirements and the rules and regulations promulgated by the SEC.

The primary purpose of our Audit Committee is to assist our Board in its general oversight of the integrity of our Company’s financial statements and of our Company’s compliance with legal and regulatory requirements. Its responsibilities include overseeing and reviewing:

•  the financial reports and other financial information;

•  our Company’s system of internal accounting and financial controls;

•  the engagement of our independent auditor; and

•  the annual independent audit of our financial statements.

Our Audit Committee also reviews and approves the services of our independent registered public accounting firm and evaluates transactions where the potential for a conflict of interest exists.

2022 Proxy Statement • 7

Compensation Committee

Members:	Valerie Gentile Sachs, Chair
David B. Liner
Eric M. Goldberg

The Compensation Committee held eight meetings in 2021.

Each member of our Compensation Committee is independent under the applicable NASDAQ listing requirements. Our Compensation Committee oversees our executive compensation programs, with particular attention to the compensation for our Chief Executive Officer (“CEO”) and the other executive officers subject to Section 16 of the Exchange Act. The Compensation Committee’s primary purpose is to assist our Board in matters related to compensation of these executive officers. Its responsibilities include:

•  reviewing and approving corporate goals and objectives for the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and determining and approving (or recommending to our Board for approval) our CEO’s compensation level based on this evaluation; and

•  determining and approving (or recommending to our Board for approval) the compensation of our other executive officers.

Our Compensation Committee also administers our equity programs, including our 2021 Equity and Incentive Compensation Plan and 2020 Employee Stock Purchase Plan. The Compensation Committee’s activities include reporting to our Board on all compensation matters regarding our directors, executive officers, and other key salaried employees. Our Compensation Committee annually reviews and recommends to our Board for approval the compensation for our directors, executive officers and other key salaried employees. It does not generally delegate any of its authority to other persons, although it has the power to delegate certain authority as permitted by applicable law and the NASDAQ listing standards to subcommittees, our Board or management, including under our 2021 Equity and Incentive Compensation Plan. Our Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of executive officers and the Compensation Committee’s independent consultant in determining or recommending the amount or form of compensation of our named executive officers, are discussed in the “Compensation Discussion” section below.

Nominations and Governance Committee

Members:	David B. Liner, Chair
Claudio A. Mannarino
Valerie Gentile Sachs

The Nominations and Governance Committee held three meetings in 2021.

Each member of our Nominations and Governance Committee is an independent director under the applicable NASDAQ listing requirements. Its primary purposes are:

•  to identify individuals qualified to become Board members;

•  to make recommendations to our Board regarding Board and committee composition;

•  to develop and recommend to our Board corporate governance principles applicable to our Company;

•  advise and assist the Board with oversight of environmental, social and governance related (“ESG”) matters; and

•  to oversee the evaluation of our Board and management.

8 • CECO Environmental

Our Nominations and Governance Committee identifies individuals qualified to become Board members and makes recommendations to our Board regarding Board and committee composition, consistent with the Director Nomination Policy described below. It also recommends Board members for committee membership. A copy of the Director Nomination Policy can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section.

Our Bylaws provide stockholders the ability to nominate candidates for election as directors at the annual meeting of stockholders. Stockholders who wish to nominate a candidate should submit the candidate’s name and other information required by our Bylaws to our Corporate Secretary and follow the procedures stated in our Bylaws. These procedures are summarized below in “Information for Our 2023 Annual Meeting.”

In addition to the formal procedure set forth in our Bylaws for the nomination of directors by stockholders, our Nominations and Governance Committee has adopted a policy to consider stockholder recommendations of candidates for nomination to our Board that stockholders submit outside the process in the Company’s Bylaws discussed above. Our Nominations and Governance Committee will consider director candidates recommended by stockholders for inclusion on the slate of directors recommended to our Board on the same basis as candidates recommended by other sources, including evaluating the candidate against the standards and qualifications set out in our Director Nomination Policy, as well as any other criteria approved by our Board from time to time. Our Nominations and Governance Committee will determine whether to interview any candidate. Recommendations must include the candidate’s name, contact information and a statement of the candidate’s background and qualifications, and must be mailed to the following address: CECO Environmental Corp., 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254, Attention: Corporate Secretary.

Meeting Attendance

During 2021, our Board held eight regular meetings and one special meeting. Directors are expected to regularly attend Board meetings and meetings of committees on which they serve, as well as the annual meeting of shareholders. With the exception of Mr. Nanda and Ms. Sachs (each of whom missed one Board meeting only) each director attended 100% of the total number of Board meetings, and 100% of all applicable committee meetings were attended by directors serving on those committees. Our Board’s policy regarding director attendance at the Annual Meeting is that directors are encouraged to attend, and that we will make all appropriate arrangements for directors to attend. All of the directors, other than Mr. Wallman, who was not a director at the time, attended our 2021 Annual Meetings of Stockholders.

Board Leadership Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer are held by different individuals: Mr. DeZwirek serves as Chairman and Mr. Gleason serves as Chief Executive Officer. Although our Bylaws provide that any two or more offices may be held by the same person, our Board believes that the current separation of the offices of Chief Executive Officer and Chairman reflects the difference in the roles of those positions. Our Chief Executive Officer is responsible for determining the strategic direction and the day-to-day leadership of our Company. Our Chairman facilitates and provides leadership to our Board and executive management and ensures they are focused on key issues. The Chairman of the Board shares a common understanding of the organization with the executive management and provides focus to ensure our Board is effective in its task of setting and implementing the Company’s strategy.

The separation of the roles of Chief Executive Officer and Chairman and the independence of a majority of our Board help ensure independent oversight of management. All of our directors, other than the Chairman, Mr. DeZwirek, and the Chief Executive Officer, Mr. Gleason, qualify as independent under the applicable NASDAQ listing requirements. The standing committees — the Audit Committee, the Compensation Committee and the Nominations and Governance Committee — are comprised entirely of independent directors. Additionally, the non-management directors regularly meet in executive session, and the independent directors meet in executive session, as required.

Our management is responsible for identifying, assessing, and managing the material risks facing our Company. Our Board performs an important role in the review and oversight of these risks and generally oversees our Company’s risk management practices and processes, with a strong emphasis on financial controls. Our Board has delegated primary oversight of the management of (i) financial and accounting risks and related-party transaction risks to our Audit Committee, (ii) compensation risk to our Compensation Committee, and (iii) ESG risk to our Nominations and Governance Committee. To the extent that the Audit Committee, Compensation Committee or the Nominations and Governance Committee identifies any material risks or related issues, the risks or issues are addressed with the full Board.

2022 Proxy Statement • 9

ESG Oversight

Environmental, Social and Governance Matters

We believe that the Company is able to advance ESG-related considerations and that sound corporate citizenship includes responsiveness to ESG issues that materially impact our stakeholders and the communities in which we operate. We are committed to operating our business with integrity; focusing on material ESG issues; giving back to the communities we serve; being environmentally conscious; and improving the lives of workers involved in manufacturing our products. Our Nominations and Governance Committee has formal oversight of ESG related matters, including our governance-related policies and strategies on which we advance sustainability through our business and operations.

Director Qualifications and Diversity

Board Diversity Matrix (as of March 31, 2022)
Total Number of Directors	9
	Female	Male
Part I: Gender Identity
Directors	1	8
Part II: Demographic Background
Asian		1
White	1	7

Our Board believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight over our Company. When evaluating a person for nomination for election to our Board, the qualifications and skills considered by our Board, including our Nominations and Governance Committee, include:

•  Whether the person will qualify as a director who is “independent” under applicable laws and regulations, and whether the person is qualified under applicable laws and regulations to serve as a director of our Company;

•  Whether the person is willing to serve as a director, and willing to commit the time necessary for the performance of the duties of a director;

•  The contribution that the person can make to our Board, with consideration being given to the person’s business experience, education and skills, conflicts of interest, the interplay of the candidate’s experience with that of other Board members, and such other factors as our Board may consider relevant; and

•  The character and integrity of the person.

Our Board applies a broad concept of diversity, which includes all of the criteria listed in the paragraph below together with other factors such as the nominee’s experience and leadership abilities. When our Board seeks new director candidates to add to our Board or to replace directors who have resigned or recommends the re-election of incumbent directors, our Board selects director nominees on the basis of all of these criteria with the goal of finding the best match for our Board.

The Board is also committed to having a membership that reflects a diversity of gender, race, ethnicity, age and background. This commitment is demonstrated by the fact that the Board currently includes one female director and one director who is ethnically diverse. Our directors currently range in age from 50 to 71.

With respect to skill set diversity, our Board seeks to have directors and nominees composed of qualified professionals with a broad range of skills. Our current directors have a broad range of skills, expertise and diversity, some of which have been described in the director profiles. Diversity helps to create a balanced Board to effectively develop strategies for our Company’s growth.

10 • CECO Environmental

Board Composition Changes

Messrs. Pollack and Goldberg will not stand for re-election at the Annual Meeting due to other professional commitments and demands on their time, and each of their terms as directors will end at the Annual Meeting.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions) and Corporate Governance Guidelines applicable to our directors to assist our Board in following corporate guidelines that serve the best interests of our Company and stockholders. The Code of Business Conduct and Ethics and Corporate Governance Guidelines are posted on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section. We will post on our website any amendments to or waivers of the Code of Business Conduct and Ethics for executive officers or directors in accordance with applicable laws and regulations. The information on or accessible through our website is not a part of or incorporated by reference into this Proxy Statement.

Insider Trading Policy

Our Insider Trading Policy, which applies to all of our directors, officers, employees, and agents, expressly prohibits buying or selling securities while in possession of material, nonpublic information about us or another company and from disclosing such information on to others who might purchase or sell securities on the basis of such information. We consider short term or speculative transactions by our personnel involving our securities to be inappropriate. We also discourage our personnel from buying or selling our securities in margin accounts. Our Insider Trading Policy expressly prohibits the following activities with respect to our securities: short sales, including short sales against the box, buying or selling puts or calls and frequent trading to take advantage of fluctuations in stock price. The restrictions under our Insider Trading Policy also apply to immediate family and household members of our directors, officers, employees, and agents.

Our Insider Trading Policy prohibits all members of our Board and all officers and employees of the Company and its subsidiaries from engaging in hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. The policy further prohibits such persons from pledging, hypothecating or otherwise using the Company’s securities as collateral for a loan or other form of indebtedness.

Stockholder Communications with Directors

Our Board has adopted a process by which stockholders may communicate with our Board for matters other than director nominations. Stockholders who would like to communicate with our Board or a committee of our Board should send the communication to: Chairman of the Board, CECO Environmental Corp., 14651 North Dallas Parkway, Suite 500, Dallas Texas, 75254.

Our Chairman of the Board, Mr. DeZwirek, will forward such communications to our Board at or prior to its next regular meeting. Stockholders wishing to communicate only with the independent directors can address their communications to “Independent Directors, c/o Chairman of the Board” at the same address above. These communications will be forwarded to the independent directors at or prior to the next meeting of the independent directors.

Our Board or the independent directors will determine, in their respective sole discretion, the method by which any such communications will be reviewed and considered.

2022 Proxy Statement • 11

2021 Director Compensation

For 2021, our non-management directors received the following compensation for their service on our Board:

Director Service	Compensation ($)
Annual cash retainer, paid quarterly	50,000
Annual equity retainer	80,000
Annual Chair supplement
Board Chairman	100,000
Audit Committee	30,000
Compensation Committee	15,000
Nomination and Corporate Governance Committee	15,000
Annual Committee member supplement
Audit Committee member	5,000

These amounts reflect the following increases from amounts in effect for 2020 director service: a $5,000 increase in the annual cash retainer; a $10,000 increase in the annual equity retainer; a new Board Chairman fee for 2021; and a new Audit Committee member fee.

Our Compensation Committee has determined that granting restricted stock units (“RSUs”) in lieu of cash meeting payments simplifies the directors’ compensation while promoting the ownership of our common stock. Accordingly, in May 2021 we granted to each then-serving non-management director RSUs covering 10,625 shares of our common stock. In November 2021, with his appointment to our Board, we granted Mr. Wallman RSUs covering 5,881 shares of our common stock. The RSUs generally vest on the one-year anniversary of the grant and are settled in shares of Company common stock. We also reimburse or pay our Board members their reasonable travel and out-of-pocket expenses to attend meetings. Our non-management directors are eligible to participate in the Company’s U.S. health plan with 100% of the premium payable by the enrolled director.

The following table reflects the 2021 compensation paid to each of our non-management directors. Directors that are employees of the Company do not receive additional compensation for service on the Board or as members of any of its committees.

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	All Other Compensation ($)	Total ($)
Jason DeZwirek	$112,500	80,006	—	192,506
Eric M. Goldberg	43,125	80,006	—	123,131
David B. Liner	60,000	80,006	—	140,006
Claudio A. Mannarino	69,375	80,006	—	149,381
Munish Nanda	46,875	80,006	—	126,881
Jonathan Pollack	43,125	80,006	—	123,131
Valerie Gentile Sachs	56,250	80,006	—	136,256
Richard F. Wallman	—	41,990	—	41,990

12 • CECO Environmental

(1)

This column reflects the grant date fair value of RSU awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding estimated forfeitures, rather than amounts realized by the named individuals. Assumptions used in calculating these amounts are included in Note 9 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The stock awards shown in the table above represent the RSU awards granted to our directors in 2021. The table below shows the aggregate number of unvested RSUs and unexercised options held by each of our non-management directors as of December 31, 2021:

Name	RSUs (#)	Stock Options (#)
Jason DeZwirek	10,625	—
Eric M. Goldberg	10,625	15,000
David B. Liner	10,625	—
Claudio A. Mannarino	10,625	—
Munish Nanda	10,625	—
Jonathan Pollack	10,625	36,000
Valerie Gentile Sachs	10,625	—
Richard F. Wallman	5,881	—

Our Board has implemented mandatory stock ownership guidelines for non-management directors to further align the interests of non-management directors and stockholders. Each non-management director is required to own shares of our common stock having a value equal to five times the non-management director’s regular annual cash retainer (which amount is $250,000). As of December 31, 2021, all non-management directors met the stock ownership requirement. For purposes of this requirement, a non-management director’s stock ownership includes all shares of our common stock owned by the non-management director outright or held in trust for the director and the director’s immediate family, plus a non-management director’s RSUs. The value of a share is measured as the greater of the then current market price or the closing price of a share of our common stock on the acquisition or grant date.

Certain Transactions

Since January 1, 2021, except as described below, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any then-director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest. Our Audit Committee is responsible for reviewing and approving or ratifying any related party transactions in accordance with the Audit Committee Charter, and it has approved the transaction described below.

Effective April 5, 2021, Ramesh Nuggihalli joined us as Chief Operating Officer of the Company. From November 2020 and prior to joining the Company, Mr. Nuggihalli provided consulting services regarding the Company’s business strategy. Prior to joining the Company, Mr. Nuggihalli received a total of $73,125 in consulting fees during 2021. Upon appointment as Chief Operating Officer, the consulting arrangement was terminated and Mr. Nuggihalli began being compensated as an employee of the Company and in accordance with our executive compensation program.

2022 Proxy Statement • 13

COVID-19 Response and Employee Safety

At CECO Environmental and around the world, 2021 continued to be defined by our response to the COVID-19 pandemic. Over the course of the year, the Board worked closely with CECO’s senior leadership team to ensure that the Company prioritized the health and safety of our employees and customers, acting with speed and agility to serve our communities and protect our business. As the world emerges from the pandemic, CECO is planning for the next phase.

We are continuing to assess COVID-19 transmission based on community data, namely case rates and hospital capability to manage risk level and safety protocols. This assessment process reflects the requirements for opening our facilities worldwide in the age of vaccines, hybrid work, and unpredictable outbreaks of COVID-19. We do not know how this pandemic will end, but we know that our CECO team will move forward with a passion for caring, community and collaboration. Together, we will continue to make every effort to meet the needs of customers and stakeholders, while working together to keep each other safe and healthy.

At CECO, the health and safety of our employees continues to be one of our highest priorities. Through our environmental, health and safety program we implement policies and training programs, as well as perform self-audits to ensure our colleagues leave the workplace safely every day. To better understand employee safety at the site level, we have safety committees and safety scorecards to share best practices among sites. We currently share scorecard information monthly to foster visibility, accountability and commitment across our workplace, communicating and celebrating successful results across the enterprise. In addition to lagging indicators, such as injury performance, the scorecards highlight leading indicators such as safety observations and near-misses, as well as other proactive actions taken at each site to ensure worker safety. For the year ended December 31, 2021, CECO’s domestic Total Recordable Incident Rate (“TRIR”) was 1.9% as compared to our benchmark industry average TRIR of 4.1%.

Our safety focus is also evident in our response to the COVID-19 pandemic around the globe. We implemented all government, federal and state policies, in addition to our enhanced policies, procedures and protocols:

•  implemented hybrid, remote work, and work from home flexibility for office job roles;

•  continued utilization of Microsoft Teams world-wide to enable collaboration while ensuring team safety;

•  continued to leverage Emergency Paid Pandemic Leave policy to encourage those who are sick to stay home;

•  continued deep-cleaning protocols across all locations;

•  continued regular communication, public service announcements and mini-video sessions educating, promoting and encouraging the vaccine and highlighting our health and safety protocols and procedures;

•  continued to implement the self-certification health assessment internationally as offices opened up in addition to continuing requirement for employees, partners and vendors at our manufacturing facilities (where allowed by local law);

•  continued safety protocols to address actual and suspected COVID-19 cases and potential exposure;

•  prohibited all non-essential domestic and international business travel for all employees;

•  required masks to be worn in all locations where allowed by local law;

•  required on-site visitors to complete a health and travel declaration; and

•  for on-site visitors traveling by plane, required a negative Polymerase Chain Reaction test before entering the facility.

CECO manufactures products and performs services deemed essential to critical infrastructure, including manufacturing and energy, and, as a result, our facilities have continued operating during the COVID-19 pandemic. Importantly, during 2021, our experience and continuing focus on workplace safety have enabled us to preserve business continuity without sacrificing our commitment to keeping our colleagues and workplace visitors safe during the COVID-19 pandemic.

14 • CECO Environmental

EXECUTIVE COMPENSATION

Compensation Discussion

Our executive compensation program is designed to attract, motivate, retain and reward executive talent to achieve our business objectives, with the ultimate goal of increasing stockholder value. This Compensation Discussion provides information about our compensation objectives and policies for our Chief Executive Officer and the other individuals included in the “2021 Summary Compensation Table,” who are referred to as our “named executive officers.” During 2021, the Company qualified as a smaller reporting company under the SEC’s amended definition of “smaller reporting company.” The Company has, nonetheless, chosen to provide many of the compensation-related disclosures that are required for larger public companies. However, the Company is disclosing compensation for only three named executive officers, consistent with the disclosure requirements applicable for smaller reporting companies. This Compensation Discussion puts in perspective the information set forth in the “2021 Summary Compensation Table” that follows in this Proxy Statement.

For purposes of this Proxy Statement, the following individuals are considered our 2021 “named executive officers” (or “NEOs”).

Named Executive Officer	Title
Todd Gleason	Chief Executive Officer (“CEO”)
Matthew Eckl	Chief Financial Officer (“CFO”)
Ramesh Nuggihalli	Chief Operating Officer (“COO”)

2022 Proxy Statement • 15

Compensation Highlights

•  During 2021, our Compensation Committee continued to administer executive compensation programs that it considers to be competitive in the market for talent and aligned with industry best practices and the long-term interests of our stockholders.

•  Our annual performance-based cash incentive compensation program is typically designed to reward our management team (including our NEOs) for achievement of certain pre-established, short-term financial and/or operational goals. For 2021, the performance objectives under our performance-based incentive program consisted of equally-weighted financial measures including bookings, Adjusted EBITDA, revenue and free cash flow, in each case established by reference to the Company’s annual operating plan. For 2021, we made a decision to add an additional metric, bookings, to our usual incentive program metrics of Adjusted EBITDA, revenue and free cash flow. We did this because rebuilding our backlog was a priority in 2021 and it will continue to be a priority in 2022.

•  Performance-based restricted stock units (“PRSUs”) that were granted in 2021 under our long-term equity incentive program require attainment of relative total shareholder return (“Relative TSR”) goals during the 2021-2023 performance period for a specific percentage of those PRSUs to vest. We also granted time-based restricted stock units (“RSUs”) in 2021 to our NEOs. These RSUs generally vest ratably over four years.

•  Our stock ownership guidelines apply to all executive officers, including our named executive officers. Our CEO is required to own shares of our stock or stock equivalents having a value equal to five times his base salary. Each of our CFO and COO is required to own shares of our stock or stock equivalents having a value equal to three times his base salary.

•  As noted above, our Compensation Committee has engaged an independent executive compensation consultant to provide advice on compensation matters. In December 2020, we engaged our independent compensation consultant to conduct a market analysis of Messrs. Gleason’s and Eckl’s, and the Board’s total cash compensation and equity incentives against the general market and our peer group. In 2021, we had this market analysis updated for our NEOs. As described below, the independent compensation consultant also advised the Compensation Committee with respect to the compensation and equity offered to Mr. Nuggihalli in connection with his employment. We have determined that our named executive officers are appropriately compensated.

•  Our clawback policy permits us to recover excess incentive-based compensation paid to a current or former “Section 16 officer” if we are required to restate our financial statements due to material noncompliance with the financial reporting requirements under United States federal securities laws and such person willfully committed an act of fraud, dishonesty or recklessness in the performance of his duties that contributed to the noncompliance or benefitted materially as a result of receiving excess incentive-based compensation.

•  We generally use tally sheets when determining executive compensation.

•  We provide limited perquisites.

2021 Stockholder Engagement

At our 2021 Annual Meeting of Stockholders, our advisory “Say-on-Pay” proposal to approve the compensation of our named executive officers received approximately 88% approval of all shares represented at the meeting. Our Compensation Committee believes that this strong approval reflects our continued efforts to improve our compensation practices. During 2021, we had direct contact and discussions with stockholders representing approximately 57% of our outstanding shares, consistent with our experience in 2020. Mr. Gleason and Mr. Eckl, as well as some of our directors, participated in these discussions and provided stockholder feedback to our Board as a whole. Our Compensation Committee considered the 2021 Say-on-Pay voting results at its subsequent meetings and remains dedicated to continuous improvement to our executive compensation programs, although it did not make any changes to our executive compensation policies or practices that were specifically driven by the outcome of that vote.

16 • CECO Environmental

Compensation Policy and Objectives

Our Compensation Committee believes that an effective executive compensation program generally rewards the achievement of annual, long-term and strategic goals set by the Company and aligns our named executive officers’ interests with those of our other stockholders. Our executive compensation program is designed to attract, motivate, retain and reward highly qualified individuals who are committed to the achievement of solid financial performance and excellence in the management of our Company assets. To accomplish this objective, our typical executive compensation program is designed to provide competitive compensation and to link compensation to our Company’s financial and operational performance. Our Compensation Committee generally evaluates compensation against individual and external market factors to help ensure that we maintain our ability to attract, motivate and retain key executive talent.

Total compensation for our named executive officers generally is comprised of base salary, short-term incentives and long-term incentives, a portion of which is designed to be earned based on our Company’s financial performance. From time to time, our Compensation Committee may approve discretionary cash bonuses or special equity awards to recognize and reward a named executive officer’s individual effort in certain circumstances.

Compensation Committee Role

Our Compensation Committee oversees our compensation programs, with particular attention to the compensation for our CEO and the other named executive officers, to help ensure that our compensation philosophy is consistent with the best interests of the Company and our stockholders. It reviews and approves (or, as appropriate, recommends to our Board for approval) changes to our executive compensation programs. While our Compensation Committee has historically established and utilized objective, formula-based arrangements, it believes that an effective executive compensation program also requires the use of sound business judgment and the ability to exercise discretion. Accordingly, our Compensation Committee retains discretion to adjust the mix of cash and equity compensation components, adjust the mix of RSUs and PRSUs awarded, and offer other forms of equity-based compensation. In the past, our Compensation Committee has exercised its discretion and modified the recommended adjustments or awards to our named executive officers. We believe that this discretion allows our Compensation Committee to better reward the relative contributions of each named executive officer and to respond to market practices as our business needs change.

Role of Compensation Consultants in Compensation Decisions

Our Compensation Committee has engaged Meridian Compensation Partners LLC (“Meridian”) as its independent executive compensation consultant to advise our Compensation Committee on executive compensation matters. At our Compensation Committee’s direction, Meridian prepared, presented and made recommendations on peer group data, competitive market pay, compensation structure and general market trends. More specifically, Meridian provided market and peer group data to give our Compensation Committee context for our Company’s short-term cash compensation. The Compensation Committee sought the advice of Meridian in considering the design of the NEOs’ 2021 cash compensation, including the short-term incentive program. As described above, we also consulted Meridian in connection with determining Mr. Nuggihalli’s compensation package, which emphasizes performance metrics. In reviewing our executive compensation programs for market-competitiveness and alignment with industry best practices, our Compensation Committee considered the information and advice presented by Meridian.

Meridian has also provided a review of our fixed, variable, and long-term compensation against our peer group for our named executive officers.

Our Compensation Committee assessed the independence of Meridian, as required under the NASDAQ listing requirements, and considered and assessed all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, which could give rise to a potential conflict of interest with respect to Meridian during 2021. Based on this review, our Compensation Committee did not identify any conflict of interest raised by the work of Meridian. Meridian does not provide any services to management or any other services to our Company.

Role of Executive Officers in Compensation Decisions

Our annual and long-term incentive-based executive compensation is generally structured to reward our executive officers for achieving our Company’s business goals. From time to time, our Compensation Committee relies upon recommendations made by our management, and in particular, our CEO, regarding compensation for our executive officers other than our CEO.

2022 Proxy Statement • 17

As part of its review and establishment of the performance criteria and compensation of our named executive officers, our Compensation Committee meets separately with our CEO at least once each year and with our other executive officers as it deems appropriate. Our CEO, and such other executive officers as our CEO deems appropriate, annually review the performance of each of our other named executive officers (other than our CEO) with our Compensation Committee and makes recommendations to our Compensation Committee regarding such named executive officers’ compensation. Our Compensation Committee makes its compensation decisions for our named executive officers other than the CEO based on that review and the recommendations of our CEO. Each year, our CEO’s performance is reviewed by our non-management directors, and based on that review, our Compensation Committee makes a recommendation to the non-management directors regarding the compensation of our CEO.

Setting Executive Compensation

Our Compensation Committee evaluates the performance of our CEO and the other named executive officers as described above and reviews and approves the annual salary and any annual cash incentive, bonus, long-term stock-based compensation and other material benefits of our named executive officers other than our CEO, subject to the terms of any applicable employment agreements. Based on the recommendations of our Compensation Committee, our non-management directors approve the annual salary and any annual cash incentive, bonus, long-term stock-based compensation and other material benefits of our CEO, subject to the terms of his employment agreement.

External Pay Comparisons

Our Compensation Committee generally considers external pay comparison data as a market check on its compensation decisions, but not for specific benchmarking. With input from Meridian, our independent compensation consultant, in December 2020, our Compensation Committee recommended not changing our peer group as it believed our then-current peer group, as revised in December 2018, reflected our peers for purposes of determining executive compensation in 2021. These companies were selected based on revenue, market capitalization, as well as overall business characteristics, including product offerings and end markets, similar to ours.

• Ameresco, Inc.	• Esco Technologies, Inc.	• Manitex International, Inc.
• Argan, Inc.	• Graham Corporation	• Powell Industries, Inc.
• Aspen Aerogels, Inc.	• Heritage-Crystal Clean Inc.	• Preformed Line Products Co.
• DMC Global, Inc.	• Hurco Companies, Inc.	• The Gorman-Rupp Co.
• Douglas Dynamics, Inc.	• L.B. Foster Company	• Thermon Group Holdings Inc.
• Enphase Energy, Inc.	• Lydall, Inc. *	• US Ecology, Inc.

*	No longer publicly traded as of September 14, 2021. Acquired by Unifax.

Based on its review of the peer group data and market data and other factors discussed in this Compensation Discussion, Meridian determined that our CEO’s 2021 total target compensation is between the 25th percentile and median of this peer group, which corresponds to our Company’s size within the peer group, as described above.

Highlights of 2021 Executive Compensation

Throughout 2021, despite continued COVID-19 headwinds, the management team remained focused on growth and effectively managed through significant market challenges, organizational change, and the competition for talent. As a result, we had year-over-year growth in bookings, revenue and free cash flow; however, we did not achieve the threshold level for our Adjusted EBITDA and free cash flow metrics. As a result of this performance, our named executive officers earned cash incentive compensation for 2021 at a payout percentage of 46% of target. Additionally, in recognition of additional 2021 achievements, management was awarded a discretionary bonus of 34%. These payments are described below in this Compensation Discussion and reflected in our 2021 Summary Compensation Table under the columns captioned “Bonus” and “Non-Equity Incentive Plan Compensation.”

As incentive for future performance, in April 2021, Messrs. Gleason, Eckl, and Nuggihalli were granted PRSUs that give them the opportunity to earn shares based on our Company’s future performance. As in prior years, each named executive officer also received a grant of timed-based RSUs that generally vest over four years, so the value an executive officer may actually realize depends on our future stock performance.

18 • CECO Environmental

The charts below show the proportion of base salary and cash bonus payments for 2021 and the RSUs and PRSUs granted in the first half of 2021 for each of Messrs. Gleason, Eckl, and Nuggihalli. The compensation of Mr. Gleason is discussed in further detail below. The PRSUs noted below represent the grant date fair value and assume probable achievement with respect to performance conditions.

Key Elements of 2021 Compensation

Our 2021 executive compensation program consisted primarily of cash, with a fixed base salary and bonus, and equity generally in the form of RSUs and PRSUs.

2021 Base Salary

We provide our named executive officers with a base salary to compensate them for the expertise and value they bring to us. Base salary is determined for each individual based on the executive’s position and responsibility, taking into account the executive’s impact level, external market data, scope of responsibility, prior experience, past accomplishments and other similar factors (including negotiation when joining the Company), and whether the particular base salary is subject to any existing employment agreement.

Salary levels for our named executive officers are reviewed and approved by the Compensation Committee annually as well as upon joining the Company or upon a promotion or other change in job responsibility. The salary levels, including any increases, are also based on our Compensation Committee’s evaluation of the individual’s strengths, development, and expected future contributions with respect to the corporate goals and objectives relevant to the individual’s compensation, including individual performance. In 2021, our Compensation Committee approved a 2% merit increase to the base salaries for each of Messrs. Gleason and Eckl to help achieve market competitiveness and address retention considerations following a year of no merit increases or pay adjustments in 2020. In 2021, Mr. Nuggihalli’s base salary was newly negotiated when he joined the Company.

Named Executive Officer	Base Salary Rate ($) (as of 12/31/20)	Base Salary Rate ($) (as of 12/31/21)	% Increase
Todd Gleason	450,000	459,000	2%
Matthew Eckl	342,000	348,840	2%
Ramesh Nuggihalli	N/A	375,000	N/A

2021 Cash Incentive Compensation

We believe that, in typical circumstances, a portion of our named executive officers’ cash compensation should be earned based on our annual performance, so that our executive officers are appropriately motivated to maximize our financial and operating performance each year. Early each year, our Compensation Committee typically selects executive officers to participate in the annual incentive program and determines the amount of the award opportunity and the performance goals for the participant.

2022 Proxy Statement • 19

For 2021, the performance objectives under our annual incentive program were established in the first quarter of 2021 by our Compensation Committee after consultation with our Chief Executive Officer and Senior Vice President of Human Resources and consisted of equally-weighted objectives of bookings, Adjusted EBITDA, revenue and free cash flow, in each case established by reference to the Company’s annual operating plan. The payout with respect to each metric could range from 0% to a maximum of 200% of target (which was 100%, 55% and 55% of base salary for Messrs. Gleason, Eckl and Nuggihalli, respectively), as set forth in the table below:

Performance Measures ($ in millions)	Threshold (0% Payout) ($)	Target (100% Payout) ($)	Maximum (200% Payout) ($)
Bookings	$287.9	$359.9	$431.9
Revenue	$267.3	$334.1	$401.0
Adjusted EBITDA	$26.2	$32.8	$39.4
Free Cash Flow	$12.9	$16.1	$19.3

In early 2022, the Compensation Committee determined that the Company’s performance in 2021 resulted in total formulaic payout of 46% of target for each named executive officer under the annual incentive program as shown below:

Performance Measures ($ in millions)	Actual Achievement	Percentage Payout Earned
Bookings	$360.8	100%
Revenue	$324.1	85%
Adjusted EBITDA	$25.0	0%
Free Cash Flow	$11.3	0%

		185%
Average (for equal weighting)		x0.25

Total Formulaic Payout Percentage		46%

At the time the performance goals were established in early 2021, we expected that a decline in the COVID-19 pandemic would lead to the business aggressively returning to pre-pandemic levels. However, during 2021, with the introduction of new COVID-19 variants, the Company’s operations and the global community were once again impacted as businesses remained out of office, the supply chain was disrupted, and the labor shortages affected day to day business operations. Throughout 2021, however, the management team remained focused on growth and effectively managed through significant market challenges, organizational change, and the competition for talent.

In 2022, in connection with certifying the results of the corporate performance objectives described above, the Compensation Committee also subjectively evaluated the Company’s performance and the performance of the management team (including individual NEOs), with a particular focus on the following key accomplishments:

•  Management was disciplined in developing and applying COVID-19 policies and procedures to protect the safety of our workforce and maintain our plant operations, all of which remained open throughout the pandemic;

•  Management addressed the challenges in the markets by realigning the organizational design to drive greater growth and accountability while adding key talent to mitigate risk and investing in existing talent through development to retain top performers;

•  Management delivered balanced results with appropriate investments and focus to put the Company in a position for 2022 growth; and

•  Management maintained the Company’s strong liquidity and balance sheet.

20 • CECO Environmental

Recognizing the extraordinary actions undertaken by management to deliver uninterrupted performance, help ensure sustained employee engagement, and drive key business results, and with input from the COVID-19 Committee, the Compensation Committee approved 2021 annual cash incentive program awards for our NEOs equal to 80% of each such NEO’s target award under our 2021 annual cash incentive program, consistent with the Company’s approach for other participants in the annual incentive program. This represented an addition of 34 percentage points to the formulaic level of achievement. The Compensation Committee believes the 2021 cash bonus payments reflect a strong correlation with the short-term financial performance of the Company. We believe that investors evaluate companies in our industry in part based on their ability to grow their businesses profitably while maintaining adequate returns on their invested capital. The Compensation Committee believes that the 2021 annual incentive award payouts help to align the interests of our executives with those of our stockholders.

The payouts of the annual incentive awards for 2021 are set forth in the table below and reflected in our 2021 Summary Compensation Table under the column captioned “Bonus” and “Non-Equity Incentive Plan Compensation.”

Named Executive Officer	Amount of Final Payment ($)

Todd Gleason	367,200

Matthew Eckl	153,490

Ramesh Nuggihalli	122,055

Long-Term Equity Compensation

Our Compensation Committee believes that granting stock-based awards from time to time provides our executive officers with a strong economic interest in maximizing stockholder returns over the longer term and is important in retaining and recruiting the key talent necessary to ensure our Company’s continued success. As a result, our equity compensation programs have been designed to promote the long-term financial interests and growth of our Company by helping attract and retain management with the ability to contribute to the success of the business, by providing an opportunity for increased equity ownership by our executive officers and by maintaining competitive levels of total compensation.

Under our 2021 Equity and Incentive Compensation Plan, awards may take the form of restricted stock grants, bonus stock grants without restrictions, non-qualified stock options, incentive stock options, RSUs, performance-based awards and certain other awards. Our Compensation Committee believes that the ability to grant various types of equity awards offers more flexibility in designing the overall compensation packages. Our Compensation Committee administers our equity compensation plans.

2021 Equity Grants

Our Compensation Committee changed our Company’s long-term equity incentive practices in 2018 to provide for grants of long-term incentive awards that generally consist of RSUs that generally vest over time and PRSUs that generally vest only to the extent our Company attains the performance goal established by our Compensation Committee. To the extent stock units vest, the recipient receives one share of our common stock for each vested stock unit and an amount in cash equal to the dividends, if any, that would have been paid on the underlying common stock since the date of the stock unit grant.

For 2021, the value of the total stock units awarded to each named executive officer serving at the beginning of the year was based on a fixed dollar amount determined by our Compensation Committee with Meridian’s guidance. To determine the number of stock units, we divided the value of the award by $8.16, the closing stock price on the date of grant for Messrs. Gleason and Eckl. To determine the number of stock units for Mr. Nuggihalli we divided the value of his reward by $8.18 the closing stock price on the date of grant. For Mr. Eckl, our Compensation Committee determined that his equity awards would have an aggregate value of approximately $250,000 and allocated the award equally between RSUs and PRSUs. For Mr. Nuggihalli, our Compensation Committee determined that his equity awards would have an aggregate value of approximately $300,000 and allocated the award equally between RSUs and PRSUs. Additionally, Mr. Nuggihalli received a one-time sign-on equity grant of $200,000 in RSUs when he joined the Company.

The RSUs that were granted to the named executive officers in April 2021 generally vest in four substantially equal annual installments on each of the first four anniversaries of the grant date. All of the 2021 RSU awards granted to our named executive officers are shown in the “2021 Grants of Plan-Based Awards Table” below in this Proxy Statement.

2022 Proxy Statement • 21

The long-term performance awards that were granted in 2021 were designated as PRSUs that generally vest on March 15, 2024, to the extent our Company attains the Relative TSR (as defined below) goal for the performance period beginning on January 1, 2021, and ending on December 31, 2023, as established by our Compensation Committee. The Compensation Committee determined to use Relative TSR for the 2021 PRSU awards because this metric keeps the focus on creating value (i.e. alignment with shareholder interests) even in challenging times. Messrs. Gleason, Eckl and Nuggihalli were granted the following target PRSU awards (which can be earned from 0% to 150% of target levels based on actual performance):

PRSU Target Opportunity (Shares)

Todd Gleason	Matthew Eckl	Ramesh Nuggihalli

85,785	15,319	18,338

For purposes of the 2021 PRSU awards, Relative TSR is the percentile rank of the Company’s total shareholder return as compared to (and included in) the total shareholder returns of all members of a designated peer group at the end of the 2021-2023 performance period. “Total shareholder return” is a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock (with appropriate adjustments for certain changes in capital structure), from the beginning of the performance period through the end of the performance period, where (1) the beginning stock price is based on the average closing stock price for the 20 calendar days preceding January 1, 2021 and (2) the ending stock price is based on the average closing stock price for the 20 calendar days preceding January 1, 2024.

For purposes of Relative TSR, the Company’s total shareholder return will be compared against a peer group of 90 publicly traded companies that, at the time of selection by the Compensation Committee, were classified in the Materials or Industrials sector with a market capitalization from $100 million to $500 million. The list of Relative TSR peer companies is included with this Proxy Statement as Appendix I. The peer group is subject to adjustment in the event of certain significant events that occur with respect to a peer company, including bankruptcy, delisting, liquidation, certain acquisitions, or “going private” transactions.

Based on our Relative TSR achievement during the 2021-2023 performance period, the PRSUs can be earned as follows (with straight-line interpolation between performance levels):

Performance Level	Relative TSR	% of Target PRSUs Earned

Below Threshold	Below 25th percentile	0%

Threshold	At 25th percentile	50%

Target	At 50th percentile	100%

Maximum	At or above 75th percentile	150%

However, regardless of the level of Relative TSR performance, if the Company’s absolute total shareholder return during the performance period is negative, the percentage of target PRSUs earned will not exceed 100% of target.

Under the terms of Mr. Gleason’s employment agreement, for calendar years following 2020, Mr. Gleason is generally eligible for annual awards under our equity compensation arrangements as reasonably determined by the Compensation Committee. His total annual equity award target opportunity for each such calendar year will have an aggregate grant date value (as reasonably determined by the Compensation Committee) of no less than $1,000,000. For 2021, Mr. Gleason’s Grant Date fair value award was valued at $1,126,112. Mr. Gleason’s annual equity awards will be made in the form of time-based RSUs and/or PRSUs, or in such other forms as determined by the Compensation Committee after consideration of competitive market data provided by its independent compensation consultant. However, no less than 60% of Mr. Gleason’s annual equity awards will be subject to the achievement of performance objectives determined by the Compensation Committee. Currently 70% of Mr. Gleason’s annual equity awards are subject to the achievement of performance objectives determined by the Compensation Committee.

Performance-Based Awards Granted in Prior Years

In 2019, we granted PRSUs to Mr. Eckl that were generally scheduled to vest on March 15, 2022, to the extent the Company attained a single Adjusted EBITDA target-level for the 2021 fiscal year established by the Compensation Committee. Messrs. Gleason and Nuggihalli were not serving with the Company when these PRSUs were granted, and did not receive an award

22 • CECO Environmental

opportunity for this particular cycle. For purposes of this award to Mr. Eckl, Adjusted EBITDA was defined as calculated for purposes of the Company’s quarterly financial reports. Based on 2021 Adjusted EBITDA achievement, Mr. Eckl was eligible to earn either 0% of 100% of his target PRSUs as follows, with no interpolation above or below the performance level:

Target PRSUs (#)
2021 Adjusted EBITDA Performance Level	Matthew Eckl

Target: $51,000,000	17,266

The Company’s actual Adjusted EBITDA for 2021 was $25.0 million. As a result, none of Mr. Eckl’s PRSUs were earned. In addition, target PRSUs granted to Mr. Eckl in 2020 to be earned based on Relative TSR performance for a performance period beginning on January 1, 2020 and ending on December 31, 2022 remain outstanding due to the ongoing performance period, and applicable payout (if any) will be determined after the end of 2022.

Personal Benefits and Perquisites

We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program and better enable us to attract and retain employees for key positions. These perquisites generally consist of car allowances and payment of life insurance premiums. In connection with his appointment as CEO, Mr. Gleason is also entitled to reimbursement through December 31, 2021, for up to $2,500 per month for apartment or comparable rental expenses incurred by him, pursuant to the terms of his employment agreement.

Retirement and Post-Employment Benefits

Our Company sponsors a 401(k) retirement plan for substantially all of our U.S. employees (the “401(k) Plan”), pursuant to which we generally match contributions each pay period at 100% of the employee’s contributions for the first 3% of eligible compensation, and 50% of the employee’s contribution on the next 3% of eligible compensation, for a maximum match of 4.5% of eligible compensation. Our named executive officers generally participate in the 401(k) Plan on the same terms as our other eligible employees. However, as a cost savings measure in response to the COVID-19 pandemic, during 2021 we suspended the match contributions for highly compensated employees, which included our NEOs. We believe the 401(k) Plan, which has limited cost to our Company, is set at a reasonable level, is highly valued by participants, and is part of a competitive compensation program consistent with our overall goal of attracting and retaining qualified employees.

Agreements with Individual Named Executive Officers

We have individual employment agreements with Mr. Gleason and Mr. Eckl.

Effective July 6, 2020, we entered into an employment agreement with Mr. Gleason in connection with his appointment as our CEO. We entered into an employment agreement with Mr. Eckl effective as of January 9, 2017, when he joined our Company as our CFO. These employment agreements set forth the basic terms and conditions of employment for such named executive officers, including initial base salary, annual incentive opportunity, and long-term incentive opportunity, as well as certain sign-on equity and cash bonus compensation and certain perquisites and personal benefits. The employment agreements also include customary restrictive covenants and provide for certain severance compensation and benefits in the event of a qualifying termination of employment. The terms of these employment agreements reflect the product of arms’ length negotiations between the individual and the Company.

For more information regarding these individual arrangements and the benefits provided thereunder, please see “Potential Payments Upon Termination or Change in Control” below.

2022 Proxy Statement • 23

Stock Ownership Guidelines

To reinforce the alignment of our CEO’s long-term financial interest with the interests of our stockholders, we have required our CEO to own shares of our common stock having a value equal to at least five times his base salary. During 2018, our Compensation Committee revised our stock ownership guidelines to require our other executive officers to own shares of our common stock having values equal to the applicable multiple of base salary set forth in the table below:

Named Executive Officer	Ownership Requirement (Multiple of base salary)

Chief Executive Officer	5X

Chief Financial Officer and Chief Operating Officer	3X

Other Executives Officers	1X

Our executive officers have five years after becoming subject to these guidelines to achieve the stock ownership required. Our Compensation Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. For purposes of this requirement, stock ownership includes all shares of our common stock owned by the named executive officer directly or held in trust for the executive or the executive’s immediate family. In addition, restricted stock and RSUs are also included in determining whether the required level of ownership has been attained. For purposes of the stock ownership requirements, the value of a share is measured as the greater of the then current market price or the closing price of a share of the common stock on the grant date. As of December 31, 2021, Mr. Eckl met the stock ownership requirement. Mr. Gleason, who has served as our Chief Executive Officer only since July 2020, and Mr. Nuggihalli, who has served as our Chief Operating Officer only since April 2021, were not yet in compliance with their stock ownership requirements, but both are still within the applicable five-year compliance period.

Our executive officers are prohibited under our Insider Trading Policy from engaging in certain transaction in our securities, including short sales against the box, buying or selling puts or calls and frequent trading to take advantage of fluctuations in stock price. Our Insider Trading Policy is described in the “Insider Trading Policy” paragraph under “Our Board and Its Committees” section above.

Clawback Policy

Our Board adopted a clawback policy that provides if (1) our Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the U.S. federal securities laws and (2) our Board reasonably in good faith determines that any current or former “Section 16 officer” of our Company willfully committed an act of fraud, dishonesty or recklessness that contributed to the noncompliance or benefitted materially from excessive incentive-based compensation, then our Board may direct the Company to use prompt and reasonable efforts to recover the excessive incentive-based compensation paid to the individual.

Risk Considerations in our Compensation Program

Our executive compensation consists of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so our executive officers are not pressured to focus exclusively on short-term gains, which may be detrimental to long-term stock price appreciation and other business metrics. The variable portions of compensation consist of cash incentives or discretionary cash bonuses and long-term equity incentives (time-based RSUs and PRSUs). In a typical year, incentive compensation is generally tied to the achievement of corporate performance goals based on metrics established by our Compensation Committee. For 2021, we used a Relative TSR goal for long-term equity incentives. Although 2021 cash bonuses were determined on a discretionary basis by the Compensation Committee, we believe that the level of such bonuses was appropriate in light of our 2021 performance. For 2021, we made a decision to add an additional metric, bookings, to our usual incentive program metrics of Adjusted EBITDA, revenue and free cash flow. We did this because rebuilding our backlog was a priority in 2021 and it will continue to be a priority in 2022. We believe that the variable components of compensation motivate our executive officers to produce short- and long-term corporate results while the fixed element of compensation helps provide security so that management is not encouraged to take unnecessary or excessive risks in working to produce such results. Periodically, our Compensation Committee conducts a risk review of the compensation programs for all employees, including our named executive officers. In 2021, a market pay analysis study was conducted, and following discussions held in Compensation Committee meetings that addressed risks associated with our plans and metrics, we believe our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.

24 • CECO Environmental

Tax and Accounting Considerations

We recognize a charge to earnings for accounting purposes for equity awards over their requisite service period. With respect to the tax deductibility of compensation, although the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code was repealed as part of the late 2017 U.S. tax reform, generally effective as of January 1, 2018, our Compensation Committee still very generally considers the tax deductibility of compensation. However, our Compensation Committee is fully authorized to approve compensation that may not be deductible when it believes that such payments are appropriate to attract and retain executive talent.

Conclusion

We recognize the importance of attracting, motivating, retaining and rewarding executive talent who can effectively lead our business. Our Compensation Committee continues to analyze and adjust our compensation programs to emphasize the alignment of our named executive officers’ interests with the long-term interests of our stockholders. It seeks to incentivize our named executive officers to maximize our Company’s performance and reward them for their achievements. With the various components of our executive compensation programs, our Compensation Committee seeks a balance between fixed and at-risk compensation, cash and equity, and short-term and long-term rewards with the ultimate objective of creating long-term value for our stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion be included in this Proxy Statement and, by incorporation by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

This report is submitted on behalf of the members of the Compensation Committee:

Valerie Gentile Sachs, Chair

Eric M. Goldberg

David B. Liner

2021 Summary Compensation Table

The following table sets forth certain information with respect to the compensation for the years indicated for Mr. Gleason, Mr. Eckl and Mr. Nuggihalli. We refer to these executive officers collectively as “our named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Todd Gleason Chief Executive Officer	2021	456,577	156,060	1,126,112	—	$211,140	29,410	1,979,299
	2020	216,346	300,000	599,059	2,400,000	—	24,376	3,539,781
Matthew Eckl Chief Financial Officer	2021	346,999	65,233	272,525	—	$88,257	16,892	789,906
	2020	336,739	94,000	570,700	—	—	25,165	1,026,604
	2019	339,846	—	250,000	—	92,899	27,352	710,097
Ramesh Nuggihalli Chief Operating Officer	2021	274,039	51,873	526,601	—	$70,182	15,363	938,058

(1)	This column reflects for 2021 the discretionary portion of the annual cash incentive awards paid to our named executive officers for 2021, as further described above.

2022 Proxy Statement • 25

(2)

This column reflects for 2021 the aggregate grant date fair value of stock awards granted during 2021 calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. There is no assurance that the named executive officers will realize these amounts. Assumptions used in calculating these amounts are included in Note 9 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. For PRSU awards, the grant date fair value represents the probable outcome of the applicable performance conditions. Assuming maximum achievement with respect to the performance metrics applicable to the 2021 PRSU awards, the grant date fair values of such awards would be as follows: $1,239,169, $221,288, and $264,892 for Messrs. Gleason, Eckl, and Nuggihalli, respectively.

(3)	This column reflects for 2021 the portion of the named executive officers’ annual cash incentive awards that was paid based on formulaic performance, as further described above.

(4)	Amounts reported in this column for 2021 consist of the following:

Named Executive Officer	401 (k) Matching Contributions ($)(1)	Term Life Insurance Premiums ($)	Car Allowance ($)	Rental Allowance ($)	Total ($)
Todd Gleason	533	6,977	12,000	9,900	29,410
Matthew Eckl	—	4,892	12,000	—	16,892
Ramesh Nuggihalli	—	6,594	8,769	—	15,363

(1)	Company matching contributions were suspended for executive officers for plan year 2021 and are expected to resume in 2022.

2021 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
Todd Gleason		—	459,000	918,000	—	—	—	—	—
	4/1/21	—	—	—	—			36,765	300,002
	4/1/21	—	—	—	42,893	85,785	128,678		826,110
Matthew Eckl		—	191,862	383,724	—	—	—	—	—
	4/1/21	—	—	—	—	—	—	15,319	125,003
	4/1/21	—	—	—	7,660	15,319	22,979	—	147,522
Ramesh Nuggihalli		—	206,250	412,500	—	—	—	—	—
	4/1/21	—	—	—	—	—	—	42,788	350,006
	4/1/21	—	—	—	9,169	18,338	27,507	—	176,595

(1)

The amounts shown in the “Target” and “Maximum” columns consist of annual performance-based cash compensation opportunities for 2021 provided to the named executive officers and further described in the Compensation Discussion above. The “Threshold” column shows dashes because the ultimate value of the performance-based compensation opportunities could be reduced to zero. The actual payout for 2021 is shown in the “2021 Summary Compensation Table”.

(2)

The amounts shown in the “Threshold,” “Target” and “Maximum” columns for Messrs. Gleason, Eckl and Nuggihalli represent the potential payout levels with respect to PRSU awards granted to such officers in 2021, which amounts may be earned based on Relative TSR performance during the 2021-2023 performance period and will generally vest, subject to continued employment, on March 15, 2024.

(3)	The amounts shown in this column consist of RSU awards, which generally vest in four substantially equal annual installments on each of the first four anniversaries of the grant date.

(4)

The amounts shown in this column represent the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named executive officers. Assumptions used in calculating these amounts are included in Note 9 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

26 • CECO Environmental

For information regarding the terms of the employment agreements in effect with our named executive officers during 2021, please see “Potential Payments Upon Termination or Change in Control.” For information regarding the terms of the awards described in the table above, please see “Compensation Discussion.” For more information about the amount of salary and bonus earned in relation to total compensation, please see “2021 Executive Compensation” in the “Compensation Discussion” above.

2021 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for each named executive officer as of December 31, 2021.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Todd Gleason	7/6/2020	79,225	237,677	6.36	7/6/2027	—		—	—		—
	7/6/2020	224,551	673,653	12.72	7/6/2027	—		—	—		—
	7/6/2020	—	—	—	—	70,755		440,804	—		—
	4/1/2021	—	—	—	—	36,765		229,046	—		—
	4/1/2021	—	—	—	—	—		—	85,785	[6]	534,441
Matthew Eckl	1/11/2017	—	—	—	—	3,000	[3]	18,690	—		—
	2/12/2018	—	—	—	—	8,000	[3]	49,840	—		—
	4/19/2018	—	—	—	—	1,250		7,788	—		—
	3/08/2019	—	—	—	—	8,633		53,784	—		—
	5/20/2020	—	—	—	—	15,000		93,450	—		—
	7/6/2020	—	—	—	—	37,500		233,625	—		—
	4/1/2021	—	—	—	—	15,319		95,437
	5/20/2020	—	—	—	—	—		—	20,000	[5]	124,600
	4/1/2021	—	—	—	—	—		—	15,319	[6]	95,437
Ramesh Nuggihalli	4/5/2021	—	—	—	—	42,788		266,569	—		—
	4/5/2021	—	—	—	—	—		—	18,338	[6]	114,246

(1)	This column shows the unvested options, which options generally vest in four equal annual installments commencing one year after the grant date.

(2)	This column shows the unvested RSUs, which RSUs generally vest in four equal annual installments commencing one year after the grant date, except as otherwise indicated.

(3)	These RSUs generally vest in five equal annual installments commencing one year after the grant date.

(4)	Represents the market value of the awards based on the closing share price of our common stock on December 31, 2021, of $6.23 per share.

(5)

These PRSUs generally vest on March 15, 2023, based on the extent to which the Relative TSR goal for the performance period beginning January 1, 2020, and ending on December 31, 2022, as established by our Compensation Committee is met.

(6)

These PRSUs generally vest on March 15, 2024, based on the extent to which the Relative TSR goal for the performance period beginning on January 1, 2021, and ending on December 31, 2023, as established by our Compensation Committee is met. See “Compensation Discussion” above for more information about these awards.

2022 Proxy Statement • 27

2021 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]

Todd Gleason	—	—	23,585	167,925

Matthew Eckl	—	—	30,067	232,015

Ramesh Nuggihalli	—	—	—	—

(1)	Amounts reflect the number of shares acquired on vesting valued at the closing price of our common stock on the business day immediately preceding the date of vesting.

Potential Payments Upon Termination or Change in Control

Our named executive officers are entitled to certain payments upon voluntary or involuntary termination, retirement, death or disability or change in control. Additionally, certain NEOs may be entitled to severance or other benefits in certain circumstances pursuant to their employment agreements or the terms of their equity awards. We maintain disability and life insurance policies that would provide for certain benefits upon the death or disability of a named executive officer then serving as one of our employees.

In August 2021, the Board of Directors approved the CECO Environmental Corp. Executive Change in Control Severance Plan for certain NEOs and certain other executive leaders (the “CIC Severance Plan”). This CIC Severance Plan is designed to address organizational leadership needs to attract and retain senior level executives in CECO removing barriers and distractions of executives by providing limited protection to senior level leaders should a potential change in control occur. Offering continuity for these leaders while not tying the organization to an employment contract allows CECO to recruit, retain and demonstrate the value our senior level leaders contribute to our organization.

The tables below summarize the amounts that each continuing named executive officer would receive if his employment had terminated on December 31, 2021, the last business day of that year, under the various circumstances shown. The amounts include the value of each named executive officer’s equity awards outstanding as of that date (based on hypothetical vesting under the various circumstances) based on the closing price per share of our common stock on such date ($6.23). For information about these equity awards held by our named executive officers, see the “2021 Outstanding Equity Awards at Fiscal Year-End Table” above. We also discuss these awards in the “Compensation Discussion” above. If a named executive officer’s employment was terminated for cause, no amount would be payable.

Todd Gleason	Death or Disability(1) ($)	Change in Control(2) ($)	Without Cause or for Good Reason(1) ($)

Cash Payments(3)	—	918,000	826,200

Accelerated Equity Awards:

RSUs	669,850	669,850	669,850

PRSUs	534,441	534,441	534,441

Options	—	—	—

COBRA(6)	—	30,271	30,271

Total	1,204,291	2,152,562	2,060,762

Matthew Eckl	Death or Disability(1) ($)	Change in Control(2) ($)	Without Cause or for Good Reason(1) ($)

Cash Payments(4)	—	502,330	502,330

Accelerated Equity Awards:

RSUs	468,508	468,508	468,508

PRSUs	220,037	220,037	220,037

COBRA(6)	—	27,714	27,714

Total	688,545	1,218,589	1,218,589

28 • CECO Environmental

Ramesh Nuggihalli	Death or Disability(1) ($)	Change in Control(2) ($)	Without Cause or for Good Reason(1) ($)

Cash Payments(5)	—	581,250	497,055

Accelerated Equity Awards:

RSUs	266,569	266,569	266,569

PRSUs	114,246	114,246	114,246

COBRA(6)	—	—	—

Total	380,815	962,065	877,870

(1)

The accelerated vesting of all or part of outstanding RSUs and PRSUs, and stock option awards, is subject to the discretion of our Compensation Committee in the event of an involuntary termination or a termination as a result of death or disability. For the purpose of this disclosure, we have assumed that all outstanding RSUs, PRSUs, and stock option awards will be accelerated in such circumstances.

(2)

The accelerated vesting of all or part of outstanding RSUs and PRSUs, and stock option awards, upon a change in control is generally subject to the discretion of our Compensation Committee, except as described in this footnote. Mr. Eckl’s RSUs will vest immediately prior to the closing of a change in control pursuant to the terms of his employment agreement. Mr. Gleason’s RSUs and stock option awards would generally vest in the event of a change in control, unless a replacement award is provided in accordance with the applicable award agreement. If such a replacement award is provided, and Mr. Gleason is terminated by us without cause (as defined in the applicable award agreement) or by Mr. Gleason for good reason (as defined in the applicable award agreement), in each case within a period of two years after the change in control, 100% of the replacement award will become vested. PRSU awards would generally vest in the event of a change in control based on “target” performance, unless a replacement award is provided in accordance with the applicable award agreement. If such a replacement award is provided, and the grantee is terminated by us without cause (as defined in the applicable award agreement) or by the grantee for good reason (as defined in the applicable award agreement), in each case within two years after the change in control, 100% of the replacement award will become vested. For the purposes of this disclosure, we have assumed that all outstanding awards will accelerate and that the named executive officer experiences a qualifying termination of employment on the date of the change in control.

(3)

Mr. Gleason’s employment agreement provides that if his employment is terminated by the Company without “cause” or by Mr. Gleason for “good reason” (as such terms are defined in his employment agreement) other than during the two-year period following a change in control, he will receive, in addition to certain accrued benefits, (i) a lump sum equal to his annual base salary ($459,000), and (ii) a lump sum equal to a pro-rated annual cash incentive payment based on actual performance (which we have assumed to be $367,200 for this presentation). Mr. Gleason’s employment agreement provides that if his employment is terminated by the Company without cause or by Mr. Gleason for good reason within a period of two years after a change in control, he will receive, in addition to certain accrued benefits, a lump sum payment equal to the sum of (a) his annual base salary and (b) his full year target annual bonus for the year in which termination occurs. Mr. Gleason’s cash severance benefits are generally subject to Mr. Gleason’s execution and non-revocation of a release of claims in favor of the Company.

(4)

Mr. Eckl’s employment agreement provides that if his employment is terminated by the Company without “cause” or by Mr. Eckl for “good reason” (as such terms are defined in his employment agreement), he will receive (i) a lump sum equal to the sum of his annual base salary ($348,840), and (ii) a lump sum equal to a pro-rated annual cash incentive payment for 2021 based on actual performance (which we have assumed to be $153,490 for this presentation). In the event of a change in control of the Company, in certain circumstances as described below, Mr. Eckl may be eligible for a lump sum cash amount equal to the sum of his annual base salary ($348,840) plus an annual cash incentive (equal to the same percentage of his annual base salary as the annual cash incentive, if any, that he received for the prior fiscal year ($153,490); if this amount were paid, it would be in lieu of the base salary ($348,840) lump sum that would be paid in a non-change in control termination.

(5)

Mr. Nuggihalli’s employment arrangement provides that in general, if his employment is terminated by the Company without “cause” or by Mr. Nuggihalli for “good reason” (as such terms are defined for purposes of his employment arrangement) other than during the one-year period following a change in control, he will receive, in addition to certain accrued benefits, (i) a lump sum equal to his annual base salary ($375,000); and (ii) a lump sum equal to his full pro-rated year target annual bonus for the year in which the termination occurs (which we have assumed to be $122,055 for this presentation), plus COBRA benefits for one year, if elected. Mr. Nuggihalli’s employment participation in the CIC Severance Plan (as defined and further described below) provides that in general, if his employment is terminated by the Company without cause or by Mr. Nuggihalli for good reason within a period of one year after a change in control (or in certain circumstances within six months prior to a change in control), he will receive, in addition to certain accrued benefits, a lump sum payment equal to the sum of (a) his annual base salary and (b) his full year target annual bonus for the year in which termination occurs and up to $20,000 in outplacement services, plus COBRA coverage benefits for one year, if elected. Mr. Nuggihalli’s cash severance benefits are generally subject to Mr. Nuggihalli’s execution and non-revocation of a release of claims in favor of the Company.

(6)

Represents the payment of COBRA reimbursements following termination. Mr. Gleason’s employment agreement provides for the reimbursement of 12 months COBRA payments if he elects continued coverage. Messrs. Eckl’s employment agreement and Mr. Nuggihalli’s employment arrangement provides for a lump sum payment (or direct payment) for up to 12 months of COBRA coverage if elected.

2022 Proxy Statement • 29

Employment Agreement with Mr. Gleason

We entered into an employment agreement on July 6, 2020, with Mr. Gleason in connection with his appointment as our CEO. The employment agreement has an initial term of three years, subject to annual extensions unless the Company timely terminates such extensions. In addition to participation in the employee benefit plans, programs and policies for senior executives of our Company, Mr. Gleason’s employment agreement provides for the following ongoing rights and obligations:

•  a base salary that is subject to annual reviews for increase;

•  the opportunity to earn, based on achievement with respect to the applicable performance criteria established by our Compensation Committee, an annual cash incentive with a target bonus opportunity equal to no less than 100% of his base salary and a maximum incentive opportunity equal to no less than 200% of his base salary;

•  eligibility for not less than $1 million in annual awards under our Company’s long-term incentive compensation arrangements as reasonably determined by our Compensation Committee after consideration of competitive market data provided by its independent compensation consultant, in accordance with Company policies and the applicable award agreements and incentive compensation plans under which such awards may be granted (no less than 60% of such annual equity award shall be subject to the achievement of performance objectives determined by the Compensation Committee);

•  a $1,000 monthly car allowance; and

•  reimbursement for up to $2,500 per month for apartment or comparable rental expense through December 31, 2021.

Under the employment agreement, Mr. Gleason is subject to customary one-year post-employment non-competition obligations and indefinite employee non-solicitation and confidentiality obligations. The employment agreement also includes a mutual non-disparagement provision that applies for one year following termination of Mr. Gleason’s employment.

Employment Agreement with Mr. Eckl

We entered into an employment agreement with Mr. Eckl in 2017 when he joined our Company. In addition to participation in the employee benefit plans, programs and policies for senior executives of our Company, Mr. Eckl’s employment agreement provides for the following ongoing rights and obligations:

•  a base salary that is subject to annual reviews for increase;

•  the opportunity to earn, based on achievement with respect to the applicable performance criteria established by our Compensation Committee, an annual cash incentive as determined by the Compensation Committee; and

•  a $1,000 monthly car allowance.

Under the employment agreement, Mr. Eckl is subject to customary one-year post-employment non-competition obligations and indefinite employee non-solicitation and confidentiality obligations. The employment agreement also includes a mutual non-disparagement provision that applies for one year following termination of Mr. Eckl’s employment.

The employment agreements with Messrs. Gleason and Eckl, and our employment arrangement with Mr. Nuggihalli, also each provide that if we terminate the executive officer’s employment without “cause” (as defined for Messrs. Gleason and Eckl in each of their employment agreements) or if the executive officer terminates employment for “good reason” (as defined for Messrs. Gleason and Eckl in each of their employment agreements), he will be entitled to receive (in addition to certain accrued compensation and other benefits), subject to his execution of a release: (1) a lump sum cash amount equal to his annual base salary; (2) a lump sum cash amount equal to a pro rata portion of the annual incentive he would have earned had he remained employed through the end of the fiscal year in which such termination occurs; and (3) for Messrs. Gleason and Nuggihalli, reimbursement (or direct payment) of monthly COBRA payments for up to 12 months after termination, and for Mr. Eckl, a lump sum cash amount equal to the product of 12 multiplied by the monthly COBRA premium for health, dental and vision benefits in effect for the executive officer, his spouse and his dependents.

30 • CECO Environmental

If Mr. Gleason is terminated without cause or terminates his employment for good reason within two years after a “change in control” (as defined in Mr. Gleason’s employment agreement) of our Company, the cash severance amount would include Mr. Gleason’s target annual bonus for the year of termination (rather than a pro-rata bonus based on actual performance).

In the event of a “change in control” (as defined in Mr. Eckl’s employment agreement) of our Company, if the successor entity or purchaser does not offer Mr. Eckl employment as Chief Financial Officer with a compensation package equal to or better than the combination of his annual base salary and annual bonus opportunity as in effect immediately prior to such change in control, then Mr. Eckl will resign as of the date of such change in control (or agree to resign as of the end of a reasonable transition period) and, subject to his execution of a release, he will be entitled to receive a lump sum cash amount equal to the sum of his annual base salary plus his annual bonus (equal to the same percentage of his annual base salary as the annual bonus, if any, that he received for the prior fiscal year). Immediately prior to the closing of a change in control, any unvested RSUs held by Mr. Eckl will immediately vest.

Pursuant to their employment agreements, Messrs. Gleason and Eckl are also subject to one-year post-employment non-competition obligations and indefinite non-solicitation and confidentiality obligations. Each of these employment agreements also includes a customary indemnification provision. Mr. Gleason’s employment agreement also includes a mutual non-disparagement provision that applies for one year following termination of his employment.

CIC Severance Plan Coverage

As part of Mr. Nuggihalli’s employment, he was granted participation in the employee benefit plans, programs and policies for senior executives of our Company and a monthly car allowance similar to that described above for Mr. Gleason. Additionally, Mr. Nuggihalli is a participant in the CIC Severance Plan.

The CIC Severance Plan generally provides that, if within one year after the date of a change in control of our Company (or within six months of such change in control under certain circumstances described in the CIC Severance Plan), we terminate Mr. Nuggihalli’s employment without “cause” (as defined in the CIC Severance Plan) (and not for death or disability, as explained in the CIC Severance Plan), or if he terminates employment for “good reason” (as defined in the CIC Severance Plan), then he will be entitled to receive (in addition to certain accrued compensation and other benefits), subject to his execution of a release of claims in favor of the Company: (1) a lump sum cash amount equal to his annual base salary; (2) a lump sum cash amount equal to full target achievement of the annual bonus he would have earned had he remained employed through the end of the fiscal year in which such termination occurs; (3) direct payment on his behalf of monthly COBRA payments for up to 12 months after termination; and (4) up to $20,000 in outplacement benefits (plus transfer of certain life insurance policies by the Company if applicable and requested). Participation in the CIC Severance Plan also requires compliance with certain customary confidentiality, non-disparagement, non-competition, and non-solicitation provisions.

Messrs. Gleason and Eckl are not currently participants in the CIC Severance Plan, but instead participate in certain change in control severance benefits under their employment agreements as described above.

Chief Executive Officer Pay Ratio

For 2021, the ratio of the annual total compensation of Mr. Gleason, our CEO (“CEO Compensation”), to the median of the annual total compensation of all our employees and those of our consolidated subsidiaries (other than our CEO) (“Median Annual Compensation”) was approximately 31 to 1. We note that due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision. Accordingly, this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules, using the data and assumptions described below. We refer to the employee who received the Median Annual Compensation as the “Median Employee.”

For purposes of this pay ratio disclosure, CEO Compensation was determined to be $1,979,299, which represents the total 2021 compensation reported for Mr. Gleason, as set forth above in the 2021 Summary Compensation Table. For purposes of this pay ratio disclosure, Median Annual Compensation was determined to be $63,250 and was calculated using the same methodology we used for our named executive officers in the 2021 Summary Compensation Table.

For purposes of this disclosure, we have used the same Median Employee analysis that was used for the pay ratio disclosure in our 2021 Proxy Statement, because there has been no material changes in our employee population or employee

2022 Proxy Statement • 31

compensation arrangements that we believe would significantly impact the pay ratio disclosure. The date used to identify such Median Employee was December 31, 2020 (the “Determination Date”). To identify the Median Employee, we measured cash compensation (as described below) for the period beginning on January 1, 2020, and ending on December 31, 2020, for 702 U.S. and non-U.S. employees, representing all full-time, part-time, seasonal, and temporary employees for us and our consolidated subsidiaries as of our Determination Date (except as described below and other than for our CEO). This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number excludes 23 non-U.S. employees (consisting of 8 employees in Singapore, 4 employees in Canada and 11 employees in the United Kingdom, or collectively approximately 3% of our total workforce of 725 employees) and does not exclude any employees of businesses acquired by us or combined with us. The cash compensation measurement was calculated by totaling, for each employee, the following cash compensation elements: salary, wages, commissions, bonuses, and certain cash perquisites (such as moving allowance and automobile allowances). This cash compensation represents the consistently applied compensation measure that we used for our pay ratio determination. Specifically excluded from the consistently applied compensation measure were equity awards and company contributions to 401(k) plans. Further, we did not utilize any statistical sampling, cost-of-living adjustments or other annualizations for purposes of this pay ratio disclosure.

32 • CECO Environmental

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

We are seeking your advisory (non-binding) vote approving the compensation of our named executive officers. We believe that the structure of our executive officer compensation programs promotes the long-term interests of our stockholders. Our executive officer compensation programs are designed to attract, retain, motivate and reward talented executive officers who will achieve our business objectives and create long-term value for our stockholders. We believe that our compensation program rewards sustained performance that is aligned with long-term stockholder interests.

This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. We encourage stockholders to read the Executive Compensation sections of this Proxy Statement, including the Compensation Discussion, which discuss our compensation policies and procedures, and the compensation of our named executive officers for 2021.

At our 2021 Annual Meeting of Stockholders, our Say-on-Pay proposal to approve the compensation of our named executive officers received approximately 88% approval of all shares represented at the meeting. We believe that this indicates strong support for our continued focus on aligning our named executive officer compensation programs with the interests of our stockholders. During 2021, we continued to focus on pay for performance, and in addition to granting time-based RSUs, we granted PRSUs that only vest if our market performance meets or exceeds the goals established by our Compensation Committee.

This vote is required pursuant to Section 14A of the Exchange Act and is advisory and non-binding; however, our Compensation Committee and our Board are expected to consider the results of the vote when making future determinations regarding our named executive officer compensation programs. Advisory Say-on-Pay votes have been scheduled to be held once every year. We expect to hold the next advisory vote to approve the compensation of our named executive officers in 2023.

This proposal requires a favorable vote of the majority of shares represented at the Annual Meeting for advisory approval. For the purposes of this proposal, abstentions and broker non-votes are treated as shares represented at the Annual Meeting and will have the same effect as a vote against.

2022 Proxy Statement • 33

AUDIT MATTERS

Audit Committee Report

Our Audit Committee has reviewed and discussed our Company’s audited financial statements for the fiscal year ended December 31, 2021, with our management and has discussed with BDO USA, LLP (“BDO”), our independent registered public accounting firm, those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission.

In addition, our Audit Committee has received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB, regarding BDO’s communications with our Audit Committee concerning independence, and our Audit Committee has discussed BDO’s independence with BDO.

Based on these reviews and discussions, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

Audit Committee

Claudio A. Mannarino, Chairman

David B. Liner

Munish Nanda

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for services provided to us by BDO for the fiscal years ended December 31:

	2021	2020

Audit Fees	$1,260,321	$1,267,779

Audit-Related Fees	127,000	85,000

Tax Fees	—	—

Total	$1,387,321	$1,352,779

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the three categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining BDO’s independence.

Audit Fees

These are fees for professional services for the integrated audit of our annual consolidated financial statements, the review of financial statements included in Quarterly Reports on Form 10-Q, Proxy Statements and services that are normally rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees.

Tax Fees

These are fees for professional services rendered by BDO with respect to tax compliance and tax planning.

34 • CECO Environmental

Audit Committee Pre-Approval Policy

Our Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for our Company by its auditors prior to their engagement for such services. Our Audit Committee has delegated to each of its members the authority to grant pre-approvals, such approvals to be presented to the full Audit Committee at the next scheduled meeting. All of the fees paid to BDO under the categories Audit-Related Fees and Tax Fees were pre-approved by the Audit Committee or the Audit Committee Chair and none of the fees for such services were under the de minimis exception to pre-approval provided in the applicable rules rendered established by the SEC.

2022 Proxy Statement • 35

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the recommendation of the Audit Committee, our Board has ratified the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2022. BDO has served in that capacity and reported on our consolidated financial statement and the effectiveness of our internal controls over financial reporting continuously since 2008. A representative of BDO is not expected to be present at the Annual Meeting.

Our Audit Committee approves any engagement of BDO and has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm and nominate an independent registered public accounting firm for stockholder approval.

Although we are not required to seek stockholder approval of the appointment of BDO, the Board believes that it is consistent with good corporate governance practices to ask stockholders to ratify the appointment. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. In addition, even if stockholders ratify the Audit Committee’s appointment of BDO, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.

This proposal requires a favorable vote of the majority of shares represented at the Annual Meeting for approval.

36 • CECO Environmental

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners

The following table shows the beneficial ownership of our common stock as of February 28, 2022, by (i) each of our directors, (ii) each of our named executive officers, (iii) all directors and executive officers as a group, and (iv) all persons whom we know to be the beneficial owner of five percent (5%) or more of our common stock. Beneficial ownership includes the right to acquire shares within 60 days, including upon the exercise of an option or vesting of an RSU; however, such shares are not deemed to be outstanding for the purpose of computing the percentage owned by any other person. Except as noted below, each person exercises sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned [2]	Percent of Total Common Stock Outstanding [1]

Executive Officers, Directors and Director Nominees as a group (12 persons)	5,297,625	15.1%

Jason DeZwirek [3]	4,261,534	12.2%

Matthew Eckl	92,116	*

Todd Gleason	338,328	*

Ramesh Nuggihalli	12,568	*

Eric M. Goldberg	73,718	*

David B. Liner	77,514	*

Claudio A. Mannarino	60,718	*

Munish Nanda	30,372	*

Jonathan Pollack [4]	223,876	*

Valerie Gentile Sachs	51,880	*

Richard F. Wallman	75,000	*

Other Beneficial Owners

American Century Investment Management, Inc. [5] 4500 Main Street, 9th Floor Kansas City, Missouri, 64111	2,293,671	6.5%

BlackRock, Inc. [6] 55 East 52nd Street New York, New York 10055	2,416,268	6.9%

Dimensional Fund Advisors LP [6] Building One 6300 Bee Cave Road Austin, Texas, 78746	2,432,470	6.9%

Icarus Investment Corp.[3] 127 Davenport Road Toronto, Ontario M5R 1H8	2,770,546	7.9%

J. Luther King, Jr.[7] 301 Commerce Street, Suite 1600 Fort Worth, Texas 76102	2,300,569	6.6%

Trigran Investments, Inc.[8] 630 Dundee Road, Suite 230 Northbrook, Illinois 60062	4,452,609	12.7%

*	Less than 1%

2022 Proxy Statement • 37

(1)	Based on 35,047,612 shares of common stock outstanding as of February 28, 2022.

(2)	Amounts reported in this column include RSUs that vest before April 29, 2022, and shares that could be acquired upon options that are exercisable before April 29, 2022, as shown in this table below:

Name of Beneficial Owner	RSUs	Option Shares

Todd Gleason	9,191	—

Matthew Eckl	16,396	—

Ramesh Nuggihalli	10,697	—

Eric M. Goldberg	—	15,000

Jonathan Pollack	—	36,000

(3)

This information was obtained from a Schedule 13D/A filed with the SEC on September 11, 2015, and is supplemented by a Form 4 filed with the SEC on May 25, 2021, by Jason DeZwirek. Jason DeZwirek is deemed to control Icarus and has sole voting and dispositive power over the shares of common stock owned by Icarus. Shares shown as beneficially owned by Mr. DeZwirek include the shares owned by Icarus.

(4)

Shares beneficially owned by Mr. Pollack include 2,300 shares owned by his spouse, over which she has sole voting and dispositive power, and 88,200 shares held by JMP Fam Holdings, Inc., over which Mr. Pollack has sole voting and dispositive power.

(5)

Based on a Schedule 13G filed with the SEC on February 4, 2022, as of December 31, 2021, American Century Investments Management, Inc. beneficially owned and had sole dispositive power over all of these shares and has sole voting power over 2,246,420 of these shares.

(6)

Based on a Schedule 13G/A filed with the SEC on January 31, 2022, as of December 31, 2021, BlackRock, Inc. beneficially owned and had sole dispositive power over all of these shares and has sole voting power over 2,362,130 of these shares, which include shares held by certain subsidiaries of BlackRock, Inc.

(7)

Based on a Schedule 13G/A filed with the SEC on February 12, 2021, as of December 31, 2021, Dimensional Fund Advisors LP beneficially owned and has sole dispositive power over all of these shares and has sole voting power over 2,324,024 shares. Dimensional Fund Advisors LP disclaims beneficial ownership of all of these shares.

(8)

This information was obtained from a Schedule 13D/A filed with the SEC on November 27, 2017. According to the Schedule 13D/A, J. Luther King, Jr. beneficially owns and has sole dispositive and voting power over all of these shares, which include shares held by J. Bryan King and certain entities controlled by J. Luther King, Jr. and J. Bryan King.

(9)

Based on a Schedule 13G/A filed with the SEC on February 10, 2022, as of December 31, 2021, Trigran Investments, Inc. and certain control persons of that entity beneficially owned and had shared dispositive and voting power over all of these shares.

38 • CECO Environmental

INFORMATION FOR THIS ANNUAL MEETING

The Board of Directors of CECO Environmental Corp. is soliciting proxies to be voted at the Annual Meeting to be held solely through virtual participation via webcast at www.virtualshareholdermeeting.com/CECE2022 at 8:00 a.m., Central Time, on June 8, 2022, or any postponement or adjournment thereof.

Why Did I Receive a Notice of Internet Availability of Proxy Materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (“Notice”) because our Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We mailed the Notice and released our proxy materials on or about April 29, 2022, to all stockholders of record as of April 11, 2022, the Record Date, who are entitled to vote in connection with the Annual Meeting.

Will I Receive Other Proxy Materials by Mail?

No, you will not receive any proxy materials, other than the Notice, by mail unless you request a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address, please go to www.ProxyVote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com prior to May 24, 2022.

Who Bears the Cost of Solicitation?

The Company is soliciting your votes for this Annual Meeting. The cost of solicitation of the proxies will be borne by us. In addition to this solicitation of the proxies, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction regarding the proxy materials.

Who Can Vote?

Only stockholders of record at the close of business on April 11, 2022, which we refer to as the record date, are entitled to notice of, and to attend and vote at, the Annual Meeting. As of the record date, there were 35,076,119 outstanding shares of our common stock. Each share of our common stock outstanding on the record date will be entitled to cast one vote upon each matter submitted to a vote at the Annual Meeting.

Who is a Stockholder of Record?

A stockholder of record (or record holder or registered holder) means that your shares are registered in your name directly on the books of our registrar and transfer agent Broadridge Financial Services, Inc. If you are a stockholder of record, we have provided these proxy materials directly to you.

If you hold your shares through a bank, broker or other intermediary, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by your bank, broker or other intermediary. As the beneficial owner, you have the right to instruct that institution on how to vote the shares you beneficially own.

How You Can Vote and What You are Voting on

If you are a registered shareholder, there are several ways for you to vote. You may attend the Annual Meeting via the internet and vote during the Annual Meeting. You may also vote by internet before the date of the Annual Meeting, by proxy or by telephone using one of the methods described on the Notice and in the proxy card. We recommend you vote by mail, internet or telephone even if you plan to attend the Annual Meeting. If you vote by internet or telephone, please do not return the proxy card. If voting by mail, please complete, sign and date your proxy card enclosed with these proxy materials. If desired, you can change your vote at the Annual Meeting.

2022 Proxy Statement • 39

Whether you hold your shares directly as the stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting in one of the following manners:

By Internet: Go to www.proxyvote.com and follow the instructions. You will need the 16-digit control number included on the Notice, proxy card or voting instruction form;

By Telephone: Dial 1-800-579-1639. You will need the control number included on the Notice, proxy card or voting instruction form; or

By Mail: Complete, date and sign your proxy card or voting instruction form and mail it.

Internet and telephone voting for stockholders is available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on June 7, 2022.

The persons named as proxies have informed the Company of their intention, if no contrary instructions are given, to vote the shares represented by such proxies as follows:

•  FOR the election of each director nominee (Proposal 1);

•  FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2);

•  FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2022 (Proposal 3); and

•  In accordance with their judgment on any other matters which may properly come before the Annual Meeting.

The Board does not know of any other business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Stockholders. If other matters are properly presented at the Annual Meeting, the persons named as proxies may vote on such matters in their discretion. In addition, the persons named as proxies may vote your shares to adjourn the Annual Meeting and will be authorized to vote your shares at any adjournments or postponements of the Annual Meeting.

How Many Votes do I Have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 11, 2022.

What Does it Mean if I Receive More Than One Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

Revocability of Proxies

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by internet, mail or during the Annual Meeting, another proxy dated as of a later date. Furthermore, you may revoke a proxy by attending the Annual Meeting and voting in person, which will automatically cancel any proxy previously given. Unless you revoke your proxy at the Annual Meeting, your revocation must be received by 11:59 p.m. Eastern Time on June 7, 2022.

Attendance at the Annual Meeting, however, will not automatically revoke any proxy that you have given previously unless you request a ballot and vote during the Annual Meeting. If you hold shares through a bank, broker or other intermediary, you must contact the bank, broker or other intermediary to revoke any prior voting instructions.

How do I participate in, and ask questions during the Annual Meeting?

If you would like to submit a question during the Annual Meeting, you may log in to www.virtualshareholdermeeting.com/CECE2022 using your control number, type your question into the “Ask a Question” field, and click “Submit.”

40 • CECO Environmental

To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:

•  You may submit questions and comments electronically through the meeting portal during the Annual Meeting.

•  Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.

•  Questions pertinent to the Annual Meeting and related to our business will be answered during the webcast, subject to time constraints. Any such questions that cannot be answered live due to time constraints will be posted and answered on our website, https://cecoenviro.com as soon as practical after the Annual Meeting.

•  Questions may be omitted if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.

•  No audio or video recordings of the Annual Meeting are permitted.

How are Votes Counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count votes “For,” “Withhold,” broker non-votes (Proposals 1 and 2) and “Abstain” (Proposals 2 and 3).

Abstentions will be counted towards the vote total for Proposals 2 and 3 and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for Proposal 1 and will have the same effect as a vote against proposals 2 and 3.

Quorum Required

In order for business to be conducted, a quorum must be represented at the Annual Meeting. The holders of a majority of the outstanding shares of common stock, present at the Annual Meeting or represented by proxy, shall constitute a quorum at the Annual Meeting. Shares represented by a proxy in which authority to vote for any matter considered is “withheld,” a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” will be considered present at the meeting for purposes of determining a quorum.

Required Vote to Elect Directors

Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means the nine nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the nine nominees named in this Proxy Statement. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

Required Votes to Pass Other Proposals

Proposal 2 (to approve, on an advisory basis, the compensation paid to our named executive officers) and Proposal 3 (to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2022), each require the favorable vote of the majority of shares represented at the Annual Meeting for approval. For these proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

The votes for Proposal 2 and Proposal 3 are advisory in nature and are not binding on our Company, however, our Board will consider the outcomes of these votes in future deliberations.

Broker Non-Votes

If your shares are held by a bank, broker or other nominee and you do not provide the bank, broker or other nominee with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters but cannot vote

2022 Proxy Statement • 41

on non-routine matters. If the bank, broker or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Elections tabulates the votes for any matter, broker non-votes will be counted for purposes of determining whether a quorum is present.

Only Proposal 3 (ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2022) is a routine proposal. Proposal 1 (election of directors) and Proposal 2 (to approve, on an advisory basis, the compensation of our named executive officers) will be considered “non-routine,” and banks, brokers and certain other nominees that hold your shares in street name will not be able to cast votes on these proposals if you do not provide them with voting instructions. Any broker non-votes will have the same effect as a vote against Proposal 2 and will not affect the outcome of Proposal 1 because directors are elected by a plurality of votes cast.

Please provide voting instructions to the bank, broker or other nominee that holds your shares by carefully following their instructions.

Where Can I Find the Voting Results?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. The report will be available on our website at www.cecoenviro.com.

Householding Information

Unless we have received contrary instructions, we may send a single copy of this Proxy Statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions;

•  If the shares are registered in the name of the stockholder, the stockholder should contact Corporate Secretary at 14651 N. Dallas Parkway, Suite 500 Dallas, Texas 75254, or via telephone at (214) 357-6181, to inform us of his or her request; or

•  If a broker, bank, broker-dealer, custodian or other similar organization holds the shares, the stockholder should contact that representative directly.

Other Information

If no instructions are indicated on a duly executed and returned proxy, the shares represented by the proxy will be voted FOR the election of the nine director nominees proposed by our Board, FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2022, and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

42 • CECO Environmental

INFORMATION FOR OUR 2023 ANNUAL MEETING

Stockholders who wish to submit a proposal to be considered at our 2023 Annual Meeting of Stockholders, must comply with the following procedures. Any communication to be made to us as described below should be addressed to the Corporate Secretary, CECO Environmental Corp., 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254.

Proxy Statement Proposals

If you intend to present proposals for inclusion in our Proxy Statement for our 2023 Annual Meeting, you must give us written notice of your intent, and your proposal must comply with SEC regulations under Rule 14a-8. Our Corporate Secretary must receive your notice no later than December 28, 2022.

Matters for Annual Meeting Agenda

If you intend to bring a matter before the 2023 Annual Meeting, other than by submitting a proposal to be included in our Proxy Statement, we must receive your notice in accordance with our Bylaws. To be timely, such notice must be delivered to or mailed and received by us not less than 90 nor more than 120 calendar days prior to the first anniversary of the date of the preceding year’s Annual Meeting of Stockholders. In accordance with our Bylaws, we must receive your notice no earlier than February 8, 2023, and no later than March 10, 2023.

If, however, the date of the 2023 Annual Meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day after public announcement of the date of such meeting. If the Company does not receive such notice within the timeframe described above, the notice will be considered untimely, and the proposal may not be brought.

Director Candidate Nominations

Any stockholder may submit one candidate for consideration at each stockholder meeting at which directors are to be elected. Stockholders wishing to recommend a candidate must submit the recommendation no later than 120 days before the date our Proxy Statement was released to stockholders in connection with the previous year’s Annual Meeting of Stockholders, provided, that if we did not hold any annual meeting in the previous year, or if the date of the next annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline will be a date that is a reasonable time before we begin to print and mail our proxy materials, but in no event, less than 90 days prior to such mailing.

2022 Proxy Statement • 43

Our Bylaws also provide certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from making nominations for directors at the Annual Meeting of Stockholders. A stockholder’s notice must set forth, among other things, as to a nomination the stockholder proposes to bring before the meeting:

•  the name and address of the stockholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made;

•  the class, series and number of shares that are owned of record or beneficially by the stockholder nominating the nominee or nominees;

•  a representation that the stockholder giving the notice is a holder of record of shares of our voting stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

•  whether such stockholder or beneficial owner intends to deliver a Proxy Statement and forms of proxy to holders of at least the percentage of shares of our voting stock required to nominate such nominee or nominees;

•  any derivative interest in our Company’s securities (as such term is defined in our Bylaws);

•  any voting arrangements pursuant to which such stockholder has the right to vote any shares of the Company, or which has the effect of increasing or decreasing such stockholder’s voting power;

•  any contract or arrangement pursuant to which such stockholder is a party that provides any party, directly or indirectly, the opportunity to profit from any decrease in the price or value of our stock;

•  any material pending or threatened legal proceeding involving our Company, any of its affiliates or any of our directors or officers;

•  any rights to certain dividends on shares of Company stock that are separated or separable from the underlying shares of the Company and any entitlement to certain performance-related fees resulting from an increase or decrease in the value of shares of Company stock or derivative interests; and

•  any equity interests, including any convertible, derivate or short interests, in any competitor of the Company; and any other information relating to such stockholder that would be required to be disclosed in a Proxy Statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents in support of the nomination of the nominee or nominees.

Universal Proxy Rules

In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2023.

44 • CECO Environmental

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote the shares they represent as the Board may recommend.

By Order of the Board of Directors

Jason DeZwirek
Chairman of the Board of Directors

April 29, 2022

2022 Proxy Statement • 45

Appendix I

Relative TSR peer companies:

Company (n = 90)

Acme United Corporation	Hurco Companies, Inc.

AgroFresh Solutions, Inc.	Infrastructure and Energy Alternatives, Inc.

Allied Motion Technologies Inc.	Insteel Industries, Inc.

Alpha Metallurgical Resources, Inc.	Intrepid Potash, Inc.

Alta Equipment Group Inc.	Kimball International, Inc.

American Vanguard Corporation	L.B. Foster Company

Ampco-Pittsburgh Corporation	Lawson Products, Inc.

Astronics Corporation	LSI Industries Inc.

Atento S.A.	Luxfer Holdings PLC

Babcock & Wilcox Enterprises, Inc.	Manitex International, Inc.

BGSF, Inc.	Mastech Digital, Inc.

Blue Bird Corporation	Matrix Service Company

BlueLinx Holdings Inc.	Mayville Engineering Company, Inc.

Broadwind, Inc.	McEwen Mining Inc.

Caesarstone Ltd.	Mechel PAO

Capital Product Partners L.P.	Mesa Air Group, Inc.

Ciner Resources LP	Miller Industries, Inc.

Civeo Corporation	Mistras Group, Inc.

Commercial Vehicle Group, Inc.	Navios Maritime Containers Partners L.P.

CompX International Inc.	Navios Maritime Partners L.P.

Concrete Pumping Holdings, Inc.	Custom Truck One Source, Inc.

Core Molding Technologies, Inc.	NL Industries, Inc.

Covenant Logistics Group, Inc.	NN, Inc.

CRA International, Inc.	Northwest Pipe Company

CVR Partners, LP	Olympic Steel, Inc.

Danaos Corporation	Orion Energy Systems, Inc.

Daseke, Inc.	Orion Group Holdings, Inc.

Diana Shipping Inc.	P.A.M. Transportation Services, Inc.

DLH Holding Corp.	Pangaea Logistics Solutions, Ltd.

DXP Enterprises, Inc.	Park-Ohio Holdings Corp.

Eagle Bulk Shipping Inc.	Powell Industries, Inc.

Eneti Inc.	Preformed Line Products Company

Ennis, Inc.	Quad/Graphics, Inc.

EVI Industries, Inc.	Quhuo Limited

Ferroglobe PLC	R.R. Donnelley & Sons Company

Fly Leasing Limited	Radiant Logistics, Inc.

Franklin Covey Co.	Ramaco Resources, Inc.

Genco Shipping & Trading Limited	Rayonier Advanced Materials Inc.

General Finance Corporation	Resources Connection, Inc.

Global Ship Lease, Inc.	Safe Bulkers, Inc.

Gold Resource Corporation	Steel Partners Holdings L.P.

GP Strategies Corporation	SunCoke Energy, Inc.

Haynes International, Inc.	Team, Inc.

HC2 Holdings, Inc.	Tecnoglass Inc.

Hill International, Inc.	The Eastern Company

2022 Proxy Statement • I-1

14651 N. Dallas Parkway
Suite 500
Dallas, Texas 75254
USA
www.cecoenviro.com

CECO ENVIRONMENTAL CORP. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 7, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CECE2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 7, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the nominees in proposal 1:		☐	☐	☐
1.	Election of Directors
Nominees

01)	Jason DeZwirek	02)	David B. Liner	03)	Claudio A. Mannarino	04)	Munish Nanda	05)	Valerie Gentile Sachs
06)	Richard F. Wallman	07)	Todd Gleason

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐
3. To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2022.	☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjourments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Our Annual Report to Stockholders and Proxy Statement are available at www.proxyvote.com

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — — –

CECO ENVIRONMENTAL CORP.

Annual Meeting of Stockholders

June 8, 2022 8:00 AM Central Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Todd Gleason and Alyson Richter, or either of them, as proxy, and each with full power of substitution and revocation, to represent and to vote as designated on this proxy, all of the shares of common stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM Central Time on Wednesday, June 8, 2022, at www.virtualshareholdermeeting.com/CECE2022, or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

Continued and to be signed on reverse side